                            SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934


                               (AMENDMENT NO. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 'SS'240.14a-12

                           EOTT ENERGY PARTNERS, L.P.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    ---------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
                                                        ------------------------
    (5) Total fee paid:
                       ---------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                               -------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
                                                     ---------------------------

    (3) Filing Party:
                     -----------------------------------------------------------

    (4) Date Filed:
                   -------------------------------------------------------------

                           EOTT ENERGY PARTNERS, L.P.
                 2000 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 400,
                                HOUSTON, TX 77042




Dear EOTT Energy Partners, L.P. Unitholders:

         You are cordially invited to attend the special meeting of unitholders of EOTT Energy Partners, L.P., that will be held on ________________________, 2001, at _______________, Houston, Texas. The meeting will start at 10:00 a.m., local time.


         At this important meeting, you will be asked to consider and vote on a proposal to authorize an amendment to our partnership agreement that will have the effect of converting all of the outstanding subordinated units into common units on the basis of 0.45 common units for each outstanding subordinated unit and converting the $9.3 million additional partnership interests (APIs) outstanding into 219,815 common units. The amendment will have the effect of eliminating all outstanding subordinated units and APIs. The amendment will also result in the termination of the subordination period. We believe that the proposed amendment to our partnership agreement will permit us to increase cash distributions to our common unitholders and, as a result, enhance the value of our common units. The amendment is an important component of a recapitalization approved by the board of directors of our general partner. In addition to this proposed amendment, we intend to effect equity and debt offerings to refinance short term debt incurred in connection with a recent acquisition as well as replace our existing working capital credit facility with a new facility. The recapitalization, which is described more fully in the proxy statement, will greatly simplify our capital structure and better position us for growth. Subject to the approval of the amendment to the partnership agreement, the completion of the recapitalization and our actual future operating performance, we intend to increase the cash distribution to common unitholders from $0.475 to $0.4875 per unit per quarter (or from $1.90 to $1.95 per unit per year), effective for the distribution relating to the fourth quarter of 2001 which we expect to make in February 2002.


         Our partnership agreement currently restricts our ability to increase cash distributions to common unitholders due to the requirement to distribute $0.475 per subordinated unit each quarter, as well as to redeem an aggregate of $9.3 million of APIs, prior to distributing cash to common unitholders in excess of $0.475 per quarter. Over the past several quarters, our financial results have improved. This has allowed us to distribute $0.20 per subordinated unit, as well as $0.475 per common unit, for each of the past four quarters. However, due to our cash distribution and redemption payment obligations with respect to the outstanding subordinated units and APIs, we expect that we will not be able to increase cash distributions to common unitholders in excess of $0.475 per quarter in the foreseeable future unless the proposed amendment to our partnership agreement is approved.

         Without the restrictions on cash distributions to common unitholders resulting from the existence of the outstanding subordinated units and APIs, we will be more likely to make additional increases in cash distributions to common unitholders as our financial performance improves. We believe that the ability to increase cash distributions to common unitholders will enhance the value of the common units and, as a result, we believe this will enhance our ability to sell common units in the capital markets as well as to use common units as consideration in acquiring additional assets or businesses.

         The audit committee of the board of directors of our general partner, acting as a special independent committee of the board, has approved the transactions specified in a recapitalization agreement among the partnership and the holders of the outstanding subordinated units and APIs (including Enron Corp., Koch Petroleum Group, L.P. and our general partner). The proposed amendment to the partnership agreement is a key component of the transactions specified in the recapitalization agreement and approved by the audit committee. The approval of the audit committee was based in part on the opinion of its financial advisor, GulfStar Group II, L.P., that the components of the recapitalization specified in the recapitalization agreement are fair, from a financial point of view, to us and our common unitholders (other than Enron Corp.). The board of directors of our general partner has also approved the recapitalization agreement and the proposed amendment to our partnership agreement and recommends that you vote FOR the proposed amendment to our partnership agreement in order to permit these components of the recapitalization to occur. Both your management and your board of directors are excited about our opportunities following the completion of the recapitalization. I would like to take this opportunity to encourage you to review the information about the recapitalization that is contained in the accompanying proxy statement and to vote FOR the proposed amendment to our partnership agreement.

         Please know that your vote is important. For the proposed amendment to our partnership agreement to be approved, it must have the support of the holders of two-thirds of the common units and the holders of two-thirds of the subordinated units, voting separately as classes. All of the holders of the subordinated units have agreed to vote in favor of the proposed amendment. Even if you plan to attend the special meeting, I urge you to mark, sign and date the enclosed proxy and return it promptly. You will retain the option to revoke this proxy at any time before the vote, or to vote your units personally on request if you attend the special meeting.

         Please read this proxy statement carefully and do not hesitate to call the numbers listed in the proxy statement if you need any additional information or assistance.

                                       Very truly yours,



                                       Stanley C. Horton
                                       Chairman and Chief Executive Officer
                                       EOTT Energy Corp., as General Partner

                                [EOTT LETTERHEAD]


    NOTICE OF SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON ____________, 2001


Dear EOTT Energy Partners, L.P. Unitholder:

         This proxy statement provides you with detailed information about the proposed recapitalization described in this proxy statement, which cannot be completed as proposed without a vote of the unitholders approving an amendment to our partnership agreement. The special meeting of unitholders will be held on ____________, 2001 at 10:00 a.m., local time, at _______________, Houston,
Texas. At the meeting you will be asked to vote upon:


         1. An amendment to our partnership agreement to provide for the conversion of each outstanding subordinated unit into 0.45 common units, the conversion of $9.3 million in APIs outstanding into 219,815 common units and the termination of the subordination period; the amendment will also provide that, upon conversion of the subordinated units owned by Koch Petroleum Group, L.P., it will also receive an option to purchase 1,100,000 common units at $21.10 per unit; and


         2. Such other business as shall properly be brought before the meeting.

         The audit committee of the board of directors of our general partner, acting as a special committee of the board, has approved the transactions specified in a recapitalization agreement among the partnership and the holders of the outstanding subordinated units and APIs. The proposed amendment to the partnership agreement is a key component of the transactions specified in the recapitalization agreement. The approval of the audit committee was based, in part, on the opinion of its financial advisor, GulfStar Group II, L.P., that the transactions specified in the recapitalization agreement are fair, from a financial point of view, to us and our common unitholders (other than Enron Corp.). The board of directors of our general partner has approved the recapitalization agreement and the proposed amendment to the partnership agreement and recommends that the unitholders vote FOR the proposed amendment to the partnership agreement.

         Only holders of common units or subordinated units at the close of business on ____________, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Unitholders may vote in person or by proxy. The accompanying form of proxy is solicited by our general partner.

         YOUR VOTE IS VERY IMPORTANT. An affirmative vote of the holders of two-thirds of the common units and two-thirds of subordinated units, voting separately as classes, is required to approve the proposed amendment to the partnership agreement. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card according to the instructions contained in this proxy statement. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposed amendment. If you fail to return your card or return your card unsigned, the effect will be a vote AGAINST the proposed amendment, unless you attend the special meeting and vote your units in person.

         Again, we encourage you to read this proxy statement carefully. If you have any questions or need any help in voting, you may call D.F. King & Co., Inc., our proxy solicitor, at ____________ (toll-free).

                                Very truly yours,


         /s/ __________________________          /s/ __________________________
                  [NAME, TITLE]                             [NAME, TITLE]


Proxy statement dated ____________, 2001 and first mailed to unitholders on ____________, 2001.

                           EOTT ENERGY PARTNERS, L.P.
                 2000 West Sam Houston Parkway South, Suite 400
                              Houston, Texas 77042

                                 PROXY STATEMENT


         This proxy statement is being furnished to holders of common units of EOTT Energy Partners, L.P. in connection with the solicitation of proxies by EOTT Energy Corp., the partnership's general partner, for use at a special meeting of our unitholders, which will be held on ____________, 2001, and any adjournment thereof. At the special meeting, our unitholders will be asked to consider and vote upon an amendment to our partnership agreement which, if approved, will cause all of the outstanding subordinated units to convert into common units on the basis of 0.45 common units for each outstanding subordinated unit and will cause the $9.3 million of outstanding additional partnership interests (APIs) to be converted into 219,815 common units. This will have the effect of eliminating all outstanding subordinated units and APIs. The amendment will also result in the termination of the subordination period. By eliminating the restrictions on cash distributions resulting from the existence of the outstanding subordinated units and APIs, we will be more likely to increase cash distributions to our common unitholders and, as a result, enhance the value of our common units. The amendment is an important component of a recapitalization that we plan to implement. In addition to this proposed amendment, we intend to repay approximately $120 million of short term debt incurred in connection with a recent acquisition with proceeds from an offering of common units and the issuance of longer-term debt. We also intend to replace our existing working capital credit facility with a new credit facility of approximately $300 million. The recapitalization, which is described more fully in the proxy statement, will greatly simplify our capital structure and better position us for growth.



         Subject to the approval of the amendment, the completion of the recapitalization and our actual future operating performance, we intend to increase the cash distribution to common unitholders from $0.475 to $0.4875 per unit per quarter (or from $1.90 to $1.95 per unit per year), effective for the distribution relating to the fourth quarter of 2001 which we expect to make in February 2002. We also expect that, without the restrictions on cash distributions to common unitholders resulting from the existence of the outstanding subordinated units and APIs, we will be more likely to make additional increases in cash distributions to common unitholders as our financial performance improves. We believe that the ability to increase cash distributions to common unitholders will enhance the value of the common units and, as a result, we believe this will enhance our ability to sell common units in the capital markets as well as to use common units as consideration in acquiring additional assets or businesses.


         Only holders of record of the partnership's units as of _____________, 2001 (the record date), are entitled to notice of and to vote at the special meeting. Holders of common units and subordinated units as of the record date are entitled to vote as separate classes on the proposed amendment. Unitholders entitled to vote are entitled to one vote for each unit held.


         We will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby. In addition to the use of the mails, proxies may be solicited by employees of our general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of our units as of the record date, and we will reimburse these entities for the cost of forwarding the proxy materials in accordance with customary practice. We have retained D.F. King & Co., Inc., to aid in the solicitation of proxies with respect to the holders of common units. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expenses. This proxy statement is being first sent or given to our unitholders on or about ______________, 2001.


         We were organized in 1994 to succeed to the oil trading and transportation business conducted by certain subsidiaries of Enron Corp. ("Enron"). EOTT Energy Corp., a wholly-owned subsidiary of Enron, serves as our general partner. For more information, see the section of this proxy statement entitled "EOTT Energy Partners, L.P."

             The date of this proxy statement is ____________, 2001.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


         The statements in this proxy statement that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any forward-looking statements are not guarantees of future performance, and involve significant risks and uncertainties, and actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include our success in raising additional capital on favorable terms through one or more equity and debt offerings, our success in refinancing our existing credit arrangement with Enron with unaffiliated lenders on favorable terms, our ability to process and deliver liquid products, our ability to operate efficiently and cost effectively the hydrocarbon processing facilities that we acquired in June 2001, our success in obtaining additional lease barrels and maintaining existing lease crude oil barrels, demand for various grades of crude oil and the resulting changes in pricing relationships, developments relating to possible acquisitions or business combination opportunities, industry conditions, cost of compliance with environmental laws, our ability to avoid environmental liabilities, developments at the Federal Energy Regulatory Commission relating to pipeline tariff regulation, the successful resolution of litigation, the success of our risk management activities, our ability to operate efficiently and cost effectively our pipelines, processing plants and other assets, economic, political and administrative developments that impact federal, state and local departments and agencies that regulate the oil industry, the effect of competition, and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. Although we believe that our expectations regarding future events are based on reasonable assumptions, we can give no assurance that these are all the factors that could cause actual results to vary materially from the forward-looking statements or that our expectations regarding future developments will prove to be correct.

                                TABLE OF CONTENTS

                                                                                                                PAGE


QUESTIONS AND ANSWERS ABOUT THE PROPOSED AMENDMENT TO OUR PARTNERSHIP AGREEMENT...................................1
PROXY STATEMENT SUMMARY...........................................................................................7
     The Proposed Amendment to Our Partnership Agreement..........................................................7
     Current Ownership and Ownership Following the Amendment......................................................8
     Federal Income Tax Consequences..............................................................................9
     The Meeting; Required Vote...................................................................................9
     Description of Common Units and Other Partnership Interests Following Approval of the
         Proposed Amendment......................................................................................10
     Capitalization..............................................................................................11
EOTT ENERGY PARTNERS, L.P........................................................................................11
     Recent Acquisition..........................................................................................11
     Reorganization of Operating Partnerships....................................................................12
THE SPECIAL MEETING..............................................................................................13
     General.....................................................................................................13
     Unitholders Entitled To Vote................................................................................13
     Record Date.................................................................................................13
     Quorum; Vote Required.......................................................................................13
     Proxies.....................................................................................................14
     Voting Procedures For Beneficial Owners.....................................................................14
     Solicitation................................................................................................14
     Adjournment.................................................................................................14
BACKGROUND AND REASONS FOR THE PROPOSED AMENDMENT TO OUR PARTNERSHIP AGREEMENT...................................14
     Distributions of Available Cash.............................................................................14
     Subordination Period........................................................................................15
     Background of and Reasons for the Amendment Proposal........................................................15
     Agreement with Koch, Enron and Our General Partner..........................................................16
     Determination of the Audit Committee, Opinion of Financial Advisor and Recommendation of the Board of
         Directors of the General Partner........................................................................17
THE PROPOSED AMENDMENT TO OUR PARTNERSHIP AGREEMENT..............................................................17
     Recapitalization Agreement..................................................................................20
     Approval by Audit Committee.................................................................................21
     Opinion of Financial Advisor................................................................................21
     Terms of Current and Past Engagements with GulfStar.........................................................27
     Interests of Enron and our General Partner..................................................................28
     Recent Developments Relating to Enron.......................................................................28
EFFECT OF NEGATIVE VOTES ON THE PROPOSED AMENDMENT...............................................................28
DESCRIPTION OF THE UNITS.........................................................................................28
     Meetings/Voting.............................................................................................29
     Issuance of Additional Securities...........................................................................29
     Status as Limited Partner or Assignee.......................................................................30
     Limited Liability...........................................................................................30
     Reports and Records.........................................................................................30
CASH DISTRIBUTION POLICY.........................................................................................31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................33
WHERE YOU CAN FIND MORE INFORMATION..............................................................................35

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSED
                     AMENDMENT TO OUR PARTNERSHIP AGREEMENT

   The information in this section is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. You are urged to read carefully this proxy statement in its entirety. For additional copies of this proxy statement or proxy cards, or if you have any questions about the special meeting, contact D.F. King & Co., Inc., our proxy solicitor, at its toll free number ______________ for U.S. residents ( ______________ for non-U.S. residents).

Q: WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve an amendment to our partnership agreement that provides for:


   o the conversion of all outstanding subordinated units into common units on the basis of 0.45 common units for each outstanding subordinated unit (with Koch Petroleum Group, L.P. ("Koch") also receiving an option to purchase 1,100,000 common units at $21.10 per unit)


   o the conversion of the $9.3 million of outstanding APIs into 219,815 common units

   o the termination of the subordination period


In connection with the amendment of our partnership agreement, Enron will grant us an option identical to the one we will grant Koch. A copy of the proposed amendment to our partnership agreement is included in this proxy statement as Appendix A.


Q: WHAT ARE THE REASONS FOR THE AMENDMENT?

A: We are proposing the amendment as part of a recapitalization primarily intended to simplify our capital structure and enhance our ability to provide increased cash distributions to common unitholders. This should enhance the value of our common units, making them a more valuable acquisition currency and permitting us to raise more equity capital with less dilution to existing common unitholders. Under our existing partnership agreement, of the cash available for distribution to limited partners with respect to a calendar quarter, we must distribute 100% to the holders of common units until they have received the minimum quarterly distribution of $0.475 per common unit. Any excess available cash in a calendar quarter must be distributed to the holders of subordinated units until they have received the minimum quarterly distribution. After making these cash distributions to subordinated unitholders, any additional amounts must be used to redeem APIs until all outstanding APIs have been redeemed. Only after all of these events have occurred are we permitted to distribute any remaining available cash to common unitholders. Since our formation in 1994, only once have we generated enough available cash to pay the entire minimum quarterly distribution on the subordinated units, and only once have we generated sufficient available cash to redeem any APIs.


   Our financial results have improved in recent quarters, and thus we have been able to make partial distributions on subordinated units. We have not, however, generated sufficient available cash in these recent quarters to pay the full minimum quarterly distribution on subordinated units and to redeem the outstanding APIs. In the absence of the proposed amendment to the partnership agreement, our internal financial projections indicate that it is unlikely that we will be able to increase our distributions to the common unitholders in the foreseeable future. The proposed amendment will eliminate all outstanding subordinated units and APIs as a result of their conversion, and, therefore, we will be more likely to increase cash distributions to common unitholders. We believe that the ability to increase cash distributions to common unitholders will improve our strategic and financial flexibility as we expect to be able to more readily sell common units to raise capital or to use common units as consideration in the acquisition of assets or businesses.

Q. WHAT ARE POTENTIAL BENEFITS TO COMMON UNITHOLDERS?

A: The amendment proposal will simplify our capital structure, and we believe that it will enhance the value of our common units because we will have the ability to increase cash distributions to common unitholders due to the elimination of the outstanding subordinated units and the outstanding APIs. This should better position us for growth and make it easier for us to raise additional capital and use our common units as an acquisition currency. Although the total number of outstanding common units will increase by approximately 23%, common unitholders will participate in all distributions of available cash to limited partners and, as a result, amounts of available cash in excess of the amounts necessary to pay the minimum quarterly distribution will be distributed to common unitholders rather than holders of subordinated units and APIs. The proposed amendment to the partnership agreement will have the effect of eliminating the outstanding subordinated units and APIs which have prevented, and would likely continue to prevent, any cash distribution increases to common unitholders.


   Without the changes to our capital structure to be effected by the proposed amendment, we would have to generate an additional $6.0 million of distributable cash flow in excess of the amount we have projected for 2002 in order to pay the minimum quarterly distribution on all of our units (including the subordinated units). Distributable cash flow is generally defined as earnings before interest, income taxes, depreciation and amortization, less interest expense and maintenance capital expenditures, and is used by our general partner, as well as many investors and equity research analysts, as an estimate for our available cash that may be distributed to unitholders. Furthermore, even if the partnership were to generate additional distributable cash flow sufficient to pay the minimum quarterly distribution on all units, we are obligated to apply any excess to redeem the $9.3 million in outstanding APIs. Only after the APIs have been fully redeemed would we be permitted to make additional distributions to common unitholders. As a result of these factors, we do not expect that we would be able to increase our cash distributions to common unitholders in the foreseeable future if the proposed amendment is not approved. Conversely, if the proposed amendment is approved and the remaining components of the recapitalization are completed, we intend to increase the cash distribution to common unitholders from $0.475 to $0.4875 per unit per quarter (or from $1.90 to $1.95 per unit per year), effective as of the distribution relating to the fourth quarter of 2001 which we expect to make in February 2002, subject to our actual future operating performance.


Q: WHAT OTHER EFFECTS WILL THE AMENDMENT HAVE ON MY COMMON UNITS?


A: The amendment to our partnership agreement will permit and effect the conversion of outstanding subordinated units and APIs into common units and the termination of the subordination period. As a result of the termination of the subordination period, the limitation on the number of common units we are authorized to issue without approval of the common unitholders will no longer be applicable. As a consequence of amending our partnership agreement to terminate the subordination period, the vote requirement necessary to approve a merger, sale of all or substantially all of our assets or a dissolution will be reduced from the current requirement of two-thirds of the common units outstanding to a majority of the common units outstanding. Other than these matters, the legal rights of common unitholders will not change. Following the approval of the proposed amendment, the common units, including common units issued upon conversion of subordinated units and APIs, will continue to trade on the New York Stock Exchange.



Q: WHO CURRENTLY OWNS THE SUBORDINATED UNITS AND APIS?



A: Koch is the beneficial owner of 2,000,000 subordinated units, and Enron is the beneficial owner of 7,000,000 subordinated units and all of the APIs. Enron owns all of the capital stock of our general partner.


Q: WHAT OTHER CHANGES TO OUR CAPITAL STRUCTURE ARE EXPECTED?


A: In addition to the conversion of the outstanding subordinated units and APIs and the termination of the subordination period resulting from the amendment, we are expecting to arrange financings consisting of:



   o A public offering of common units estimated to generate $70 million in gross proceeds.

   o Arranging a new working capital credit facility with unaffiliated lenders to replace the existing credit facility with Enron. We expect that this facility would allow working capital borrowings and letters of credit, required to support our existing operations, in the aggregate amount of approximately $300 million.



   o The repayment of short-term debt incurred in connection with an acquisition completed in June 2001. We expect to repay this short-term debt from proceeds of the common units offering and from term loan borrowings under the new credit facility. See "EOTT Energy Partners, L.P. - Recent Acquisition."


We believe these financings would provide us with a more stable capital structure from which we can continue to grow our business and ultimately increase our cash distributions to common unitholders.

Q: ARE WE VOTING ON THESE FINANCINGS?

A: No. While we believe that the approval of the proposed amendment to the partnership agreement will enhance the terms of these financings, we anticipate that we will complete these financings regardless of the outcome of the proposed amendment to the partnership agreement. In fact, we may complete some or all of these financings before the special meeting.

Q: WHAT ARE THE POTENTIAL DISADVANTAGES AND RISKS TO COMMON UNITHOLDERS?

A: The following are certain potential disadvantages and risks of the amendment proposal:

   o The holders of common units will no longer have priority as to cash distributions (to the extent of the minimum quarterly distribution, including any arrearages in the payment of the minimum quarterly distribution on common units relating to prior quarters) over the limited partners that now own subordinated units and APIs.


   o The recapitalization will result in the conversion of subordinated units and APIs, for which no public trading market exists, into common units and, in the case of Koch, an option to purchase common units. As the common units are publicly traded on the New York Stock Exchange, Enron and Koch will have the ability to sell all or a portion of the common units received in the recapitalization into a public trading market. Any sales of common units by Enron or Koch may cause the trading price for the common units to decline.



   o The amendment provides that the subordination period will end. As a result, the limitations on our ability to issue common units during the subordination period will no longer be applicable. As a consequence of amending our partnership agreement to terminate the subordination period, the requirements to obtain the vote of at least two-thirds of our unitholders for certain actions we may take, including a merger, sale of all or substantially all of our assets or dissolution, will be reduced to a requirement to obtain the vote of at least a majority of our unitholders.



   o The holders of common units on the date of the completion of the recapitalization will experience dilution with respect to the percentage of common units held by them due to the 23% increase in common units outstanding resulting from the conversion of subordinated units and APIs.



   o The recapitalization may facilitate the issuances of additional common units by us in one or more public or private offerings, and the issuance of these units will cause the then current holders of common units to experience dilution in their percentage ownership (however, we will probably issue additional units even if the amendment is not approved, and our general partner believes that we will receive a greater purchase price for our units if the amendment is approved).

Q: WHAT PERCENTAGE OF THE OUTSTANDING COMMON UNITS WILL BE BENEFICIALLY OWNED BY ENRON AND KOCH IF THE AMENDMENT IS APPROVED AND THE OUTSTANDING SUBORDINATED UNITS AND APIS ARE CONVERTED INTO COMMON UNITS?



A: If the amendment is approved and the outstanding subordinated units and APIs are converted into common units, Enron will have beneficial ownership of 6,646,626 common units which will represent approximately 29.22% of our outstanding common units. Koch will have beneficial ownership of 900,000 common units which will represent approximately 3.96% of our outstanding common units (assuming no exercise of the option to be granted to Koch upon completion of the transactions contemplated by the recapitalization agreement).


Q: WHAT IF THE AMENDMENT PROPOSAL IS NOT APPROVED?

A: If the unitholders do not approve the proposed amendment at the special meeting, our partnership agreement will not be amended and, as a result, the subordinated units and APIs will remain outstanding and the subordination period will continue. In the event the proposed amendment is not approved, we do not expect to be able to increase the quarterly cash distributions on common units above the minimum quarterly distribution in the foreseeable future.


   In the event the proposed amendment is not approved, we may nevertheless proceed to arrange the financings contemplated as part of our recapitalization. In particular, we plan to issue additional equity and debt to repay short term debt incurred in connection with our recent acquisition, and we will endeavor to replace our existing Enron working capital credit facility with a working capital credit facility with one or more unaffiliated parties. Without the changes to our capital structure and cash distribution structure that will result from approval of the proposed amendment, however, we may not obtain some or all of these financings on terms as favorable as we expect to obtain if the proposed amendment to the partnership agreement is approved.


Q: WHAT IS THE RECAPITALIZATION AGREEMENT?


A: The recapitalization agreement is an agreement entered into among us, our general partner, Enron and Koch that obligates our general partner, Enron and Koch to vote their common units and subordinated units in favor of the proposed amendment to the partnership agreement. This agreement also obligates Enron to grant us an option that is identical to the option that Koch will receive on conversion of its subordinated units. The option grant is conditioned upon the approval of the proposed amendment to the partnership agreement. The agreement also provides Koch with registration rights with respect to the common units it will receive upon conversion of its subordinated units, as well as the option and common units issuable upon exercise of the option, if the proposed amendment to our partnership agreement is approved. Each of Enron and Koch has agreed not to sell any common units it receives upon conversion of subordinated units and APIs for specified periods after the conversion, except in connection with a public offering that we initiate.


Q: WHAT IS THE AUDIT COMMITTEE?

A: The audit committee consists of the three members of our general partner's board of directors who are not employees or officers of Enron or any of its affiliates, including our general partner.

Q: WHAT WERE THE FINDINGS OF THE AUDIT COMMITTEE AND THE RECOMMENDATION OF OUR GENERAL PARTNER'S BOARD OF DIRECTORS?


A: The audit committee of the board of directors of our general partner, acting as a special committee of the board, has approved the recapitalization agreement, including the proposed amendment to the partnership agreement. This approval was based, in part, on the fairness opinion of GulfStar Group II, L.P. ("GulfStar"). A copy of the fairness opinion of GulfStar is included in this proxy statement as Appendix B. See "Determination of the Audit Committee, Opinion of Financial Advisor and Recommendation of the Board of Directors of the General Partner" on page 17 and "Opinion of Financial Adviser" beginning on page
21. The board of directors of our general partner has approved the recapitalization agreement and the amendment to our partnership agreement and recommends that the unitholders approve the amendment.

Q: WHAT ARE THE SUBORDINATED UNITS?


A: The subordinated units are limited partner interests that entitle the holders to receive the minimum quarterly distribution of $0.475 per unit per quarter after we have paid the minimum quarterly distribution on common units for the current quarter and all arrearages in payments of the minimum quarterly distribution on common units for prior quarters. Under our existing partnership agreement, no cash distributions to common unitholders can be made in any calendar quarter in excess of the minimum quarterly distribution (plus any arrearages for prior quarters) until the subordinated units have received the full minimum quarterly distribution and the outstanding APIs have been redeemed. For each of the last four calendar quarters, holders of subordinated units have received cash distributions of $0.20 per subordinated unit.



   The proposed amendment to the partnership agreement will eliminate the subordinated units and APIs by converting them to common units (and, in the case of Koch, an option to purchase common units), thereby allowing excess available cash to be distributed to common unitholders. Our partnership agreement currently provides that, at the end of the subordination period, each subordinated unit will convert into one common unit; however, if the proposed amendment to the partnership agreement is approved, each subordinated unit will convert immediately into 0.45 common units. See "Background and Reasons for the Recapitalization - Distributions of Available Cash."


Q. WHAT IS THE SUBORDINATION PERIOD?


A: The subordination period is a period during which cash distributions to holders of subordinated units will be subordinated to the prior payment to the holders of common units of the minimum quarterly distribution for the current quarter and any arrearages in payment of the minimum quarterly distribution for all prior quarters. The minimum quarterly distribution is $0.475 per unit. Generally, our partnership agreement states that the subordination period will end at such time as we meet the following performance tests:


   o We have paid the full minimum quarterly distribution on the common units and the subordinated units for four straight quarters;

   o Our cumulative available cash for four straight quarters has been at least 110% of the amount needed to pay the full minimum quarterly distribution on the common units and the subordinated units (on a fully diluted basis);

   o Our available cash for each of the last two quarters has been at least 110% of the amount needed to pay the full minimum quarterly distribution on the common units and the subordinated units (on a fully diluted basis); and

   o We have fully repaid all indebtedness for borrowed money incurred by us since our formation (excluding any indebtedness incurred in connection with acquisitions and to support working capital growth).


   Based on our internal projections of financial performance, we believe that, in the absence of the proposed amendment to our partnership agreement, it is unlikely that the subordination period will end in the foreseeable future.


Q: WHAT ARE THE APIs?

A: The APIs are limited partner interests in us that have no rights to distributions except that they are entitled to be redeemed by us on a dollar for dollar basis if and to the extent that we have available cash in any calendar quarter in excess of the amounts necessary to pay the minimum quarterly distribution on the common units, any arrearages in payments of the minimum quarterly distribution on the common units relating to prior quarters and the minimum quarterly distribution on the subordinated units. The outstanding APIs are entitled to an aggregate redemption payment of approximately $9.3 million. Under our existing partnership agreement, no cash distribution to common unitholders can be made in any calendar quarter in excess of the minimum quarterly distribution (plus any arrearages for prior quarters) until the APIs are redeemed in full. The proposed amendment to the partnership agreement will eliminate the APIs by converting them to common units, thereby allowing excess available cash to be distributed to common unitholders.

Q: WHEN AND WHERE WILL THE SPECIAL MEETING OCCUR?

A: _____________, 2001, at 10:00 a.m., local time, at _________________________,
Houston, Texas.

Q: WHO CAN VOTE?

A: Those who owned common units or subordinated units as of the close of business on ____________, 2001 (the record date) are entitled to vote on the proposed amendment at the special meeting.

Q: WHAT IS REQUIRED FOR APPROVAL OF THE PROPOSED AMENDMENT?


A: The proposed amendment must be approved by the holders of at least two-thirds of the outstanding common units and the holders of at least two-thirds of the subordinated units, voting as separate classes. All of the holders of subordinated units have agreed to vote in favor of the proposed amendment, and Enron, as the beneficial owner of approximately 11.69% of our outstanding common units, has also agreed to vote in favor of the proposed amendment.


Q: WHY IS MY VOTE IMPORTANT EVEN IF I OWN A LIMITED NUMBER OF UNITS?

A: Our common units are held mostly by individuals who hold limited numbers of units, and approval of the amendment requires a vote of holders of at least two-thirds of the outstanding common units as well as holders of two-thirds of the outstanding subordinated units, voting separately as classes. Thus, extensive participation by common unitholders is necessary for approval of the proposed amendment.

Q: HOW DO I VOTE?

A: Sign and date each proxy card you receive and return it in the prepaid envelope you received with this proxy statement. If you return your signed proxy card, but do not mark the box showing how you wish to vote, your units will be voted FOR the proposed amendment. You have the right to revoke your proxy at any time before the meeting by:

   (1) notifying the corporate secretary of our general partner in writing;

   (2) attending the special meeting and voting in person; or

   (3) returning a later-dated proxy card.

Q: WHO IS SOLICITING MY PROXY?

A: EOTT Energy Corp., our general partner, is sending you this proxy statement in connection with its solicitation of proxies from holders of common units for use at the special meeting of unitholders. Certain of our general partner's directors, officers and employees and D.F. King & Co., Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q: IF MY UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY UNITS FOR ME?

A: Yes, but only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your units upon receipt of your broker's request for voting instructions. Without your instructions, your units will not be voted. Any units not voted at the special meeting will have the effect of a vote AGAINST the proposed amendment.

Q: DO I SEND IN MY COMMON UNIT CERTIFICATES?

A: No. Your common unit certificates will not be changed.

Q: HOW CAN I GET HELP IN VOTING?

A: If you have any questions or need any help in voting, you may call D.F. King & Co., Inc., our proxy solicitor, at its toll-free numbers: ________________ for U.S. residents; ________________ for non-U.S. residents.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE PARTNERSHIP?


A: From various sources described under "Where You Can Find More Information" on page 35 of this proxy statement.


                             PROXY STATEMENT SUMMARY


     This summary highlights selected information from this proxy statement and may not include all of the information that is important to you. To understand the proposed amendment to the partnership agreement more fully, and for a more complete description of the terms of the proposed amendment to the partnership agreement, you should carefully read this entire document and the documents to which you are referred. See "Where You Can Find More Information" on page 35, "Disclosure Regarding Forward-Looking Statements" on page i and "Background and Reasons for the Proposed Amendment to Our Partnership Agreement" beginning on page 14. The amendment itself is attached as Appendix A.



THE PROPOSED AMENDMENT TO OUR PARTNERSHIP AGREEMENT (see page 17)


     In August 2001, the board of directors of our general partner approved a recapitalization agreement among Enron, Koch, our general partner and us, pursuant to which the parties agreed to certain elements of a recapitalization, including the amendment of our partnership agreement. The amendment to the partnership agreement will, subject to unitholder approval, permit and effectuate the following:


     o CONVERSION OF SUBORDINATED UNITS. The 9,000,000 subordinated units currently beneficially owned by Enron and Koch will be converted into an aggregate of 4,050,000 common units. Upon conversion of Koch's subordinated units, it will also receive an option to purchase 1,100,000 common units at $21.10 per unit.



     o CONVERSION OF APIS TO COMMON UNITS. The approximately $9.3 million in outstanding APIs beneficially owned by Enron will be converted into 219,815 common units.


     o TERMINATION OF SUBORDINATION PERIOD. The subordination period will terminate.


     Subject to approval of the proposed amendment to our partnership agreement, the completion of the recapitalization and our actual future operating performance, we intend to increase our quarterly cash distribution on common units from $0.475 to $0.4875 per unit per quarter (from $1.90 to $1.95 per unit annualized), effective beginning with the quarterly cash distribution for the fourth quarter of 2001 which we expect to make in February 2002. See "Disclosure Regarding Forward-Looking Statements."


     Our financial performance has improved in recent quarters, and thus we have been able to make partial distributions on subordinated units. We have not, however, generated sufficient available cash to pay the full minimum quarterly distribution on subordinated units and to redeem the outstanding APIs. Based on our internal projections of financial performance, we believe that in the absence of the proposed amendment to our partnership agreement, it is unlikely that we will be able to increase distributions on common units in the foreseeable future.

     In addition to the proposed amendment to the partnership agreement, we intend to proceed with other aspects of our recapitalization plan which includes the following:


     o PROPOSED EQUITY OFFERING. We intend to raise approximately $70 million from the sale of additional common units.



     o NEW WORKING CAPITAL CREDIT FACILITY. We intend to replace our existing credit facility with Enron with a new working capital facility with unaffiliated lenders. We expect that the new facility will be in the amount of approximately $300 million, an amount significantly less than our existing facility. We believe that we will be able to operate with a smaller credit facility because we have been successful in negotiating open lines of credit with various suppliers. We believe that it will be more difficult to arrange a new credit facility from an unaffiliated third party if we do not refinance the short-term indebtedness incurred in connection with the recent acquisition with a combination of new equity and longer-term debt; however, we expect that we will replace the Enron credit facility with a new credit facility from unaffiliated lenders even if the proposed amendment is not approved and even if the proposed equity offering is not completed.



     o REPAYMENT OF SHORT-TERM DEBT. We expect to repay the short-term debt we incurred in connection with our recent acquisition in June 2001 utilizing proceeds from the common units offering and from term loan borrowings under the new credit facility.


CURRENT OWNERSHIP AND OWNERSHIP FOLLOWING THE AMENDMENT

         Set forth below are charts showing our current ownership and our ownership following the amendment to our partnership agreement.

                         PARTNERSHIP OWNERSHIP STRUCTURE
                               PRIOR TO AMENDMENT

                             [ORGANIZATIONAL CHART]

-------------------------------
           ENRON CORP.              -----------------------
   3,276,811 Common Units(1)                PUBLIC              ---------------------------------
     $9,318,213 of APIs(1)               UNITHOLDERS                           KOCH
7,000,000 Subordinated Units(1)     15,199,200 Common Units        2,000,000 Subordinated Units
-------------------------------     -----------------------     ---------------------------------
               -        -                          -                             -
               -         -                         -                             -
               -          -                        -                             -
               -           -                       -                             -
  100% Stock   -    36.67% Limited           54.22% Limited                7.13% Limited
  Ownership    -   Partner Interest          Partner Interest             Partner Interest
               -             -                     -                             -
               -              -                    -                             -
               -               -                   -                             -
               -                ---------------------------------------          -
         -----------------                                             -         -
         EOTT ENERGY CORP.                                            --------------------------
         GENERAL PARTNER     ------------------------------------      EOTT ENERGY PARTNERS, L.P.
         -----------------                                            --------------------------
                                1.98% General Partner
                                      Interest


---------------
(1) Enron holds these securities through an entity in which it has an interest. Enron has voting and dispositive power with respect to these securities and therefore is the beneficial owner of these securities.

                         PARTNERSHIP OWNERSHIP STRUCTURE
                       FOLLOWING APPROVAL OF AMENDMENT(1)


                             [ORGANIZATIONAL CHART]


-------------------------   -----------------------  --------------------
        ENRON CORP                   PUBLIC                  KOCH
6,646,626 Common Units(2)         UNITHOLDERS        900,000 Common Units
-------------------------   15,199,200 Common Units  --------------------
            -    -          -----------------------             -
            -     -                        -                    -
            -      -                       -                    -
100% Stock  -  28.64% Limited       65.50% Limited        3.88% Limited
Ownership   - Partner Interest     Partner Interest      Partner Interest
            -        -                     -                    -
            -         -----------------------------------       -
   -----------------                                     -      -
   EOTT ENERGY CORP. -------------------------------- --------------------------
   General Partner          1.98% General Partner     EOTT ENERGY PARTNERS, L.P.
   -----------------              Interest            --------------------------



---------------
(1) This chart does not reflect the option to be granted to Koch upon conversion of its subordinated units if the proposed amendment is approved. This chart also does not reflect the identical option to be granted by Enron to us if the proposed amendment is approved.



(2) Enron holds these securities through an entity in which it has an interest. Enron has voting and dispositive power with respect to these securities and therefore is the beneficial owner of these securities.


FEDERAL INCOME TAX CONSEQUENCES

         In general, the recapitalization is not expected to result in taxable income or loss to the common unitholders.


THE MEETING; REQUIRED VOTE (see page 13)



         The special meeting of common unitholders to vote on the proposed amendment will be held on _____________, 2001, at _____ a.m., local time, at __________________________, Houston, Texas. The affirmative vote of the holders of at least two-thirds of the outstanding common units and the affirmative vote of the holders of at least two-thirds of the outstanding subordinated units entitled to vote, each voting as a separate class, are required to approve the amendment of our partnership agreement. All holders of the outstanding subordinated units have agreed to vote their subordinated units in favor of the proposed amendment. Enron has agreed to vote all of the common units it beneficially owns (approximately 3.3 million common units) in favor of the proposed amendment.

DESCRIPTION OF COMMON UNITS AND OTHER PARTNERSHIP INTERESTS FOLLOWING APPROVAL OF THE PROPOSED AMENDMENT (see pages 17-28)



Units to be Outstanding
   After the Approval of                          22,745,826 common units, representing a 98.02% limited partner
   the Proposed Amendment...................      interest in us.

Distributions of Available Cash.............      We will distribute all of our available cash for any quarter within 45 days after the end of such quarter to common unitholders and to our general partner based on the priorities described below.  Available cash for any quarter will continue to consist, generally, of all cash on hand at the end of such quarter, as adjusted for reserves.  The complete definition of available cash is set forth in our partnership agreement.  Our general partner has broad discretion in making cash disbursements and establishing reserves, thereby affecting the amount of available cash that will be distributed in any quarter.

Priority of Distributions...................      In general, available cash for any calendar quarter will be distributed based on the following priorities:

                                                      First, 98.02% to the
                                                      holders of common units
                                                      and 1.98% to our general
                                                      partner until each common
                                                      unit has received $0.475
                                                      for such quarter plus any
                                                      arrearages in the
                                                      distribution of such
                                                      amount for any prior
                                                      quarters;

                                                      Second, 98.02% to the
                                                      holders of common units
                                                      and 1.98% to our general
                                                      partner until each common
                                                      unit has received an
                                                      additional $0.05 for each
                                                      quarter;

                                                      Third, 84.8786% to the
                                                      holders of common units
                                                      and 15.1214% to our
                                                      general partner until each
                                                      common unit has received
                                                      an additional $0.10 for
                                                      each quarter;

                                                      Fourth, 74.7776% to the
                                                      holders of common units
                                                      and 25.2224% to our
                                                      general partner until each
                                                      common unit has received
                                                      an additional $0.10 for
                                                      each quarter; and

                                                      Thereafter, 49.5251% to
                                                      the holders of common
                                                      units and 50.4749% to our
                                                      general partner.
Intention to Increase Distributions to
   Common Unitholders and General Partner...      If the amendment to our partnership agreement is approved at the special meeting and the remaining components of our
                                                  recapitalization are completed, we intend to increase our
                                                  quarterly distribution from $0.475 to $0.4875 per unit per quarter
                                                  (from $1.90 to $1.95 per unit annualized), effective for the distribution relating to the fourth quarter of 2001 which we expect to be made in February 2002, subject to our actual future operating performance.

Our Ability to Issue Additional Units.......      Our general partner, in its discretion, will be authorized by our partnership agreement to issue an unlimited number of additional common units without a unitholder vote; however, our ability to issue additional common units will continue to be subject to unitholder approval requirements of the New York Stock Exchange that, in general, require unitholder approval of issuances of common units equal to or greater than 20% of the outstanding common units at the time of issuance.  Our ability to issue equity securities senior to the common units will remain subject to the requirement to obtain approval of the holders of at least
                                                  two-thirds of the outstanding common units.

Listing.....................................      The common units will continue to be listed on the New York Stock
                                                  Exchange under the symbol "EOT."

CAPITALIZATION

         The following table sets forth our historical capitalization as of June 30, 2001 and as adjusted to give pro forma effect to the amendment to our partnership agreement as if it had been effective on June 30, 2001. The pro forma adjustments do not give effect to any of the financing arrangements related to the recapitalization. The table should be read in conjunction with our consolidated financial statements and notes thereto incorporated by reference in this proxy statement from our quarterly report on Form 10-Q for the six months ended June 30, 2001 and our Form 8-K/A filed on August 30, 2001.


                                                                 June 30, 2001
                                                          ---------------------------
                                                           Historical     Pro Forma
                                                          ------------   ------------
                                                            (Dollars in Thousands)
Liabilities:
   Long-term debt (excluding current portion) .........   $    235,000   $    235,000

Additional partnership interests ......................          9,318             --
Partners' Capital:
   Common Unitholders .................................         36,933         82,236
   Subordinated Unitholders ...........................         41,258             --
   General Partner ....................................          7,066         12,339
                                                          ------------   ------------

        Total partners' capital .......................         85,257         94,575
                                                          ------------   ------------

         Total capitalization .........................   $    329,575   $    329,575
                                                          ============   ============


                           EOTT ENERGY PARTNERS, L.P.


         We are EOTT Energy Partners, L.P., a Delaware limited partnership that operates principally through our four affiliated operating limited partnerships:
EOTT Energy Operating Limited Partnership, EOTT Energy Canada Limited Partnership, EOTT Energy Pipeline Limited Partnership and EOTT Energy Liquids, L.P. EOTT Energy Corp. serves as our general partner, and our subsidiary, EOTT Energy General Partner, L.L.C., serves as the general partner of our operating limited partnerships. We are engaged in the purchasing, gathering, transporting, trading, storage and resale of crude oil, the processing of hydrocarbons, the storage of natural gas liquids and related activities. Our principal executive offices are located at 2000 West Sam Houston Parkway South, Suite 400, Houston, Texas 77042, and our telephone number is (713) 993-5200.


RECENT ACQUISITION

         On June 30, 2001, EOTT Energy Liquids, L.P., our newly created, wholly owned subsidiary, purchased certain liquids processing, storage and transportation assets located in the Texas Gulf Coast region. The assets were purchased for $117 million in cash from Enron and State Street Bank and Trust Company of Connecticut, National Association, Trustee. Immediately prior to the acquisition, all of the assets were operated by EGP Fuels Company, a wholly owned subsidiary of Enron. The acquisition included:

         o a hydrocarbon processing complex, located in Morgan's Point, Texas, that is currently being used for the production of isobutylene and methyl tertiary butyl ether and processes approximately 16,000 barrels per day;

         o a natural gas liquids storage facility, located in Mont Belvieu, Texas, that consists of ten active wells with a total storage capacity of approximately ten million barrels;

         o a liquids pipeline grid system used for the transportation of natural gas liquids and other products to and from the Mont Belvieu facility and the hydrocarbon processing complex and other distribution points; and

         o        related loading, unloading and transportation facilities.

         We acquired these facilities pursuant to the terms of a Purchase and Sale Agreement with Enron effective June 30, 2001. We financed the purchase price through borrowings from Standard Chartered Trade Services Corporation under inventory and receivable financing facilities. These facilities were increased from an aggregate amount of $200 million to an aggregate amount of $300 million on an interim basis until we can obtain long term financing.


         Concurrently, we entered into a 10-year toll conversion agreement pursuant to which we will receive fees for converting feedstocks, consisting of various types of natural gas liquids, into liquid petroleum products. We expect to satisfy our obligations under this agreement using our newly acquired hydrocarbon processing complex. We also entered a 10-year storage and transportation agreement for the use of a significant portion of our storage facility and pipeline grid system. Both of these agreements are with Enron Gas Liquids, Inc. ("EGLI"), a wholly owned subsidiary of Enron.



         Under the toll conversion agreement, we are obligated to convert feedstocks to methyl tertiary butyl ether ("MTBE") and other liquid petroleum products as designated by EGLI on a quarterly basis, provided that not less than 85% of the mix of products to be produced in a particular quarter will be MTBE (subject to specified exceptions). EGLI is obligated to use commercially reasonable efforts to deliver feedstocks to us in specified quantities corresponding to the products EGLI designates that we produce in a quarter. EGLI is obligated to accept delivery of products that we produce that meet quality specifications for the designated products. In converting feedstocks to products, we will receive a conversion fee for producing a quarterly minimum quantity of products as specified for each quarter during the term of the agreement, which conversion fee escalates on an annual basis. For any amounts converted above the minimum conversion levels in a quarter, we will be paid a conversion fee that takes into account market prices for feedstocks and products for such quarter. In the event that EGLI desires to change the mix of products that we are obligated to produce, EGLI has the option to require us to convert the hydrocarbon processing complex to produce other products. Upon exercise of the option, the toll conversion agreement requires the parties to renegotiate the terms of the agreement in order to adjust the conversion fees in a manner that would enable us to realize a rate of return on a basis consistent with the conversion fees payable under the current agreement, taking into account the capital costs required to convert the processing plant, the effect on operating costs from such changes and other factors. The agreement also includes damage provisions if we are unable to process and deliver the minimum quarterly quantities of products under the agreement as well as early termination provisions that could result in the payment of damages to us.


         Under the storage and transportation agreement, we will receive a fixed storage and throughput fee, which escalates throughout the term of the agreement, based on firm storage quantities. EGLI has a right of first refusal related to certain additional storage capacity and additional throughput capacity for an additional fee.


         As a result of these contractual arrangements, we expect that the future performance of the acquired assets will differ substantially from the historical financial and operating performance of these assets. We estimate that these assets will generate in excess of $23 million of earnings before interest expense, income taxes, depreciation and amortization on average in each of the next three years.


REORGANIZATION OF OPERATING PARTNERSHIPS


         In August 2001, we reorganized the ownership of our three original operating partnerships, EOTT Energy Operating Limited Partnership, EOTT Energy Pipeline Limited Partnership and EOTT Energy Canada Limited Partnership. We effected the reorganization in order to make the three operating partnerships our 100% owned subsidiaries. In the reorganization, our general partner exchanged its 1% general partner interests in the three subsidiary partnerships for an additional 0.98% general partner interest in us. EOTT Energy General Partner, L.L.C., which is wholly-owned by us and originally served as general partner of EOTT Energy Liquids, L.P., now also serves as general partner of the original three operating partnerships. The reorganization was effected in order to save substantial costs of compliance with regulations of the Securities and Exchange Commission adopted in 2000. In the absence of the reorganization, the new rules would require us to provide separate, audited financial statements for each of our three original operating partnerships in connection with any public offering of guaranteed notes. The reorganization will have no material impact on the partnership or its unitholders.


                               THE SPECIAL MEETING

GENERAL

         The special meeting will be held for the purpose of considering the proposed amendment to our partnership agreement. The special meeting is scheduled to be held on ______________, 2001 at 10:00 a.m., local time, at ______________________, Houston, Texas.

UNITHOLDERS ENTITLED TO VOTE


         Holders of record of common units or subordinated units as of the close of business on _________, 2001, will be entitled to notice of and to vote on the proposed amendment at the special meeting. As of the record date, 18,476,011 common units and 9,000,000 subordinated units were issued and outstanding, each of which is entitled to one vote on each matter on which it is entitled to be voted. As of the record date, Enron beneficially owned 3,276,811 common units and 7,000,000 subordinated units, and Koch owned 2,000,000 subordinated units. Each of Enron and Koch has agreed to vote all its common units and subordinated units FOR the proposed amendment.


RECORD DATE

         Our general partner has fixed the close of business on _____________, 2001, as the record date for the determination of holders of partnership units entitled to notice of, and to vote at, the special meeting or any adjournment(s) thereof. Only holders of record of partnership units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such unitholders will be available for inspection in the Investor Relations Department at the offices of Enron Corp., 1400 Smith Street, Houston, Texas, during normal business hours upon written demand by a holder of partnership units or the unitholder's agent or attorney, beginning five business days after the date of this proxy statement and continuing through the special meeting. Any unitholder or the unitholder's agent or attorney may, upon written notice and subject to Section 17-305 of the Delaware Revised Uniform Limited Partnership Act, copy the list of unitholders during regular business hours during the inspection period, at the unitholder's expense. If you have units registered in the name of a brokerage firm or trustee and plan to attend the special meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those units to facilitate your admittance to the meeting.

QUORUM; VOTE REQUIRED

         Our partnership agreement, as currently in effect, provides that the presence at the special meeting, either in person or by proxy, of the holders of at least two-thirds of the outstanding common units and at least two-thirds of the outstanding subordinated units is necessary to constitute a quorum at the special meeting. Our partnership agreement also provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the outstanding common units and subordinated units represented either in person or by proxy.


         Approval of the proposed amendment requires the affirmative vote of the holders of at least two-thirds of the outstanding common units and the holders of at least two-thirds of the outstanding subordinated units, voting as separate classes. As of the date of this proxy statement, Enron beneficially owned 3,276,811 common units and 7,000,000 subordinated units, and Koch owned 2,000,000 subordinated units. Each of Enron and Koch has agreed to vote all its common units and subordinated units FOR the proposed amendment. As a result, 100% of the outstanding subordinated units and 17.7% of the outstanding common units have already agreed to vote FOR the proposed amendment.

PROXIES

         Any holder of outstanding units entitled to vote on a matter may vote his units either in person or by a duly authorized proxy. The giving of a proxy by a unitholder will not affect the unitholder's right to vote his units if the unitholder attends the special meeting and desires to vote his units in person. Also, the proxy may be revoked by the unitholder if the unitholder either delivers a written notice of revocation to the corporate secretary of the partnership's general partner, executes a subsequently dated proxy or votes in person at the special meeting. All units represented by effective proxies on the enclosed form of proxy received by us will be voted at the special meeting in accordance with the terms of such proxies. If no instructions are given, the proxies will be voted FOR the approval of the proposed amendment to our partnership agreement. Any units not voted at the special meeting, either in person or by proxy, will be considered to be voted AGAINST the approval of the proposed amendment.

VOTING PROCEDURES FOR BENEFICIAL OWNERS

         The enclosed proxy includes the power to vote the number of units registered in a holder's name according to the books of our transfer agent. We will mail this proxy statement and a proxy to all persons who, according to the books of our transfer agent, beneficially own partnership units.

SOLICITATION

         We will bear the expense of preparing, printing and mailing this proxy statement and the proxies solicited by this proxy statement. In addition to the use of the mails, proxies may be solicited by employees of our general partner, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of partnership units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies with respect to the holders of common units. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expenses.

ADJOURNMENT

         The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).

                     BACKGROUND AND REASONS FOR THE PROPOSED
                     AMENDMENT TO OUR PARTNERSHIP AGREEMENT

DISTRIBUTIONS OF AVAILABLE CASH


         Under our partnership agreement, we are required to make quarterly distributions of 100% of our available cash. Available cash is defined generally as cash receipts less expenses and reserves. Approximately 98% must be distributed to our limited partners, with the balance distributed to our general partner. Of the cash we distribute to limited partners, we must distribute 100% to the holders of common units until they have received the minimum quarterly distribution of $0.475 per common unit plus any arrearages in the payment of the minimum quarterly distribution in prior quarters. Any excess must be distributed to the holders of subordinated units until they have received the minimum quarterly distribution. Any additional amounts must be used to redeem APIs. Once all APIs are redeemed, if there is sufficient available cash, we can distribute the additional amounts to the holders of common units and subordinated units.



         Since our formation in 1994, only once have we generated enough available cash to pay the entire minimum quarterly distribution on the subordinated units, and only once have we generated sufficient available cash to redeem APIs. In most quarters we have made no distributions on subordinated units, although for the past four quarters we have distributed $0.20 per subordinated unit. Enron has from time to time provided distribution support by providing us cash to enable us to pay the full minimum quarterly distribution on common units, although we have not received any distribution support since the distribution with respect to the fourth quarter of 1999. In return for this distribution support we have issued APIs to Enron. We are obligated to redeem APIs for an aggregate redemption amount equal to the aggregate amount of cash provided to us for distribution support to the extent that we have excess available cash in any calendar quarter after distribution of the minimum quarterly distribution on all common units and subordinated units and the distribution to holders of common units of any arrearage in the minimum quarterly distribution for all prior quarters. Approximately $9.3 million in APIs remain outstanding. Enron's distribution support obligation relating to the purchase of APIs expires immediately following the distribution relating to the fourth quarter of 2001.


         Our financial results have improved in recent quarters, and thus we have been able to make partial distributions on subordinated units. We have not, however, generated sufficient available cash to pay the full minimum quarterly distribution on subordinated units and to redeem the outstanding APIs. We cannot increase distributions on common units until we do so.

         Therefore, as a practical matter, the cash distribution and redemption payment obligations relating to the outstanding subordinated units and APIs prevent us from increasing our distributions per common unit above the minimum quarterly distribution without a substantial increase in available cash from operations. Based on our internal projections of financial performance, we believe that in the absence of the recapitalization it is unlikely that we can increase distributions on common units in the foreseeable future.

SUBORDINATION PERIOD


         Our partnership agreement provides that, during a subordination period, cash distributions to holders of subordinated units will be subordinated to the prior payment to the holders of common units of the minimum quarterly distribution for the current quarter and any arrearages in payment of the minimum quarterly distribution for all prior quarters. The partnership agreement provides that, upon termination of the subordination period, the subordinated units will be converted into common units on the basis of one common unit for each outstanding subordinated unit. The full definition of the subordination period is set forth in Appendix C to this proxy statement. Generally, our partnership agreement states that the subordination period will end at such time as we meet the following performance tests:


         o We have paid the full minimum quarterly distribution on the common units and the subordinated units for four straight quarters;


         o Our cumulative available cash from operations for four straight quarters has been at least 110% of the amount needed to pay the full minimum quarterly distribution on the common units and the subordinated units (on a fully diluted basis);



         o Our available cash from operations for each of the last two quarters has been at least 110% of the amount needed to pay the full minimum quarterly distribution on the common units and the subordinated units (on a fully diluted basis); and


         o We have fully repaid all indebtedness for borrowed money incurred by us since our formation (excluding any indebtedness incurred in connection with any acquisitions and to support working capital growth).


         Based on our internal projections of financial performance, we believe that, in the absence of the proposed amendment to our partnership agreement, it is unlikely that the subordination period will end in the foreseeable future.


BACKGROUND OF AND REASONS FOR THE AMENDMENT PROPOSAL


         Although the trading prices for our common units have increased in recent quarters, the increases have been significantly smaller than those experienced by most other publicly traded limited partnerships. We believe that this disparity has resulted from our inability to increase cash distributions to common unitholders, in spite of our improved financial performance, due to the requirement that we distribute certain amounts to holders of subordinated units and redeem APIs. Because these provisions have been described in our public filings with the Securities and Exchange Commission, we also believe that investors and potential investors in our common units generally understand these provisions of our partnership agreement that, from a practical standpoint, limit our ability to increase cash distributions to common unitholders.


         We engaged Lehman Brothers as our financial adviser to make recommendations regarding steps we could take to improve our financial performance, our capital structure and the market prices of our common units. Lehman Brothers advised us that a recapitalization to eliminate the subordinated units and APIs should improve our capital structure and the market performance of our common units. This would make our common units a more attractive acquisition currency and would permit us to raise more equity with less dilution to the existing holders of common units.


         Earlier this year we were presented with the opportunity to acquire a hydrocarbon processing facility, storage facilities and a pipeline grid system. See "EOTT Energy Partners, L.P. - Recent Acquisition." We evaluated the proposed transaction and concluded that the acquisition would increase our annual earnings and annual cash available for distributions to unitholders. However, hydrocarbon processing facilities typically require periodic major "turnarounds" that generally occur once a year and that consist of major repair and maintenance work that results in a full or partial suspension of operations at the facility for several consecutive days or weeks. Minor turnarounds may occur at other times. We expect that the acquisition of this hydrocarbon processing facility will cause us to experience reductions in the aggregate amount of cash available for distributions to unitholders with respect to quarters in which "turnarounds" occur. As a result, we believe that the acquisition may make it more difficult for us to meet the tests for ending the subordination period, as one of these tests relates to our cash from operations during consecutive quarters. We proceeded with the acquisition, even though it may result in greater quarterly fluctuations in our cash available from operations, because we concluded that it would increase our cash available for distributions on an annualized basis. We also believe that conversion of the subordinated units and APIs on the terms specified in the proposed amendment to the partnership agreement will provide benefits to the common unitholders by allowing us to increase cash distributions to the common unitholders. We believe that elimination of the practical barrier to increasing cash distributions that exists under our current capital structure should promote increases in the market price for our common units and enable us to effect a public offering of our common units on more favorable terms than would be available if the amendment is not approved. We also believe that the adoption of the proposed amendment will enhance our ability to use common units as consideration in acquiring additional assets or businesses. Although we frequently review possible acquisition candidates, we are not currently in active negotiations to acquire any material assets or businesses. The termination of the subordination period will also have the effect of eliminating the restriction on our ability to issue more than 6.5 million additional common units without obtaining the approval of more than 66 2/3% of the outstanding common units (subject to an exception for the issuance of common units in connection with acquisitions that meet specified requirements). We believe that the elimination of this vote requirement will give us more flexibility with respect to our financing and acquisition activities.



         Therefore, based on our belief that a termination of the subordination period will benefit our common unitholders and our belief that the subordination period may not end for the foreseeable future under the existing terms of the partnership agreement (particularly in light of the reductions in cash available for distribution during quarters in which "turnarounds" occur), we proposed the amendments to our partnership agreement to terminate the subordination period and to convert all outstanding subordinated units and APIs.


AGREEMENT WITH KOCH, ENRON AND OUR GENERAL PARTNER


         In May 2001, we met with Lehman Brothers, our financial advisor, to consider a recapitalization involving the conversion of our outstanding subordinated units and APIs into common units. We subsequently entered into discussions with both Koch and Enron relating to a possible recapitalization. As part of these discussions, Koch requested that Enron grant it an option to purchase common units in connection with the recapitalization. These discussion led to the negotiation and execution of the recapitalization agreement. Ultimately, for structural purposes, the parties agreed that on conversion of Koch's subordinated units, we would grant the option to Koch and Enron would grant an identical option to us.

         The recapitalization agreement provides that Koch, Enron and our general partner will vote their units in favor of the proposed amendment. In the recapitalization agreement, we granted Koch the right to sell to us the common units it would receive in the recapitalization in the event that we complete a public offering of common units prior to the completion of the recapitalization and subsequently the recapitalization is completed. Under the recapitalization agreement, we will receive an option to purchase 1,100,000 common units from Enron at $21.10 per unit if the proposed amendment is approved at the special meeting. The option from Enron will have terms that are identical to the terms of the option that Koch will receive upon conversion of its subordinated units if the amendment is approved. In the event that Koch exercises its option, we will have the right, but not the obligation, to exercise our option from Enron and, if we exercise our option in full, the total number of common units outstanding will not increase. The option exercise price of $21.10 was the result of arms-length negotiations between our general partner, Koch and Enron. We granted Koch certain registration rights with respect to the common units it will receive if the amendment is approved and with respect to the common units it would receive upon exercise of its option.



         Of the 9,000,000 subordinated units outstanding, 7,000,000 are owned beneficially by Enron and 2,000,000 are owned beneficially by Koch. Although we have certain contractual relationships with Koch, it is not affiliated with us.



DETERMINATION OF THE AUDIT COMMITTEE, OPINION OF FINANCIAL ADVISOR AND RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE GENERAL PARTNER



         We are managed by our general partner, EOTT Energy Corp., a wholly-owned subsidiary of Enron. As part of the proposed recapitalization, upon approval of the proposed amendment, the 7,000,000 subordinated units beneficially owned by Enron will be converted into 3,150,000 common units, and the $9.3 million in APIs beneficially owned by Enron will be converted into 219,815 common units. Because Enron has interests in the recapitalization that are different from, or may conflict with, the interests of our other common unitholders, the board of directors of our general partner authorized the audit committee of the board to consider the fairness of the transactions contemplated by the recapitalization agreement to us and our common unitholders (other than Enron). The audit committee is composed of three directors, Daniel P. Whitty, who serves as chairman of the audit committee, Edward O. Gaylord and Dee S. Osborne. None of these directors is an officer or employee of Enron or any of its affiliates, including our general partner. The audit committee engaged its own counsel and financial advisers to assist it in its evaluation of the transactions contemplated by the recapitalization agreement.



         GulfStar served as independent financial advisor to the audit committee in connection with the elements of the recapitalization specified in the recapitalization agreement and has rendered its opinion to the audit committee that the terms of these transactions, taken as a whole, including the proposed amendment to our partnership agreement, are fair, from a financial point of view, to the partnership and the common unitholders (other than Enron). GulfStar's opinion is attached as Appendix B to this proxy statement. Unitholders are urged to read the opinion of GulfStar in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in rendering the opinion.



         Based on the GulfStar opinion and the other factors described in this proxy statement, including, but not limited to, a detailed report prepared by GulfStar that analyzed various aspects of the proposed recapitalization and a presentation to the audit committee by its legal counsel concerning legal aspects of the recapitalization, the audit committee determined that the recapitalization agreement is fair to the partnership and the common unitholders (other than Enron) and approved the transactions specified in the recapitalization agreement, including the proposed amendment to the partnership agreement. The board of directors of our general partner also approved the recapitalization agreement and the proposed amendment and recommends that you vote FOR the proposed amendment.


               THE PROPOSED AMENDMENT TO OUR PARTNERSHIP AGREEMENT

         We are proposing an amendment to our partnership agreement that we believe will simplify our capital structure, provide greater opportunity for our common units to increase in value and allow us to raise additional capital through the issuance of equity and debt securities on more favorable terms. The proposed amendment will effect the following changes:

         o CONVERSION OF SUBORDINATED UNITS. The 9,000,000 subordinated units currently owned by our general partner and Koch will be converted into an aggregate of 4,050,000 common units. This represents a reduction in the conversion ratio to 0.45 common units for each subordinated unit rather than one common unit for each subordinated unit as provided under our existing partnership agreement. On conversion of its subordinated units, Koch will also receive an option to purchase 1,100,000 common units at $21.10 per unit. Pursuant to the recapitalization agreement, Enron will grant us an identical option at the time we grant the option to Koch.


         o TERMINATION OF SUBORDINATION PERIOD. Under our existing partnership agreement, the subordinated units will not convert into common units until the subordination period ends, and in order for the subordination period to end we must meet certain financial and cash distribution tests. See "Background and Reasons for the Recapitalization - The Subordination Period." We would not otherwise expect the subordination period to terminate in the foreseeable future if not for the proposed amendment to our partnership agreement.


         o CONVERSION OF APIS TO COMMON UNITS. The outstanding APIs, which are beneficially owned by Enron, represent the right to receive redemption payments of $9,318,213 from us if and to the extent we have available cash in excess of amounts necessary to pay (a) the minimum quarterly distribution on all outstanding common units, (b) any arrearages in payments of the minimum quarterly distribution on common units for prior quarters and (c) the minimum quarterly distribution on all outstanding subordinated units. If the amendment is approved, the outstanding APIs will be converted into 219,815 common units. Based on the closing price per unit of our common units on the record date, these common units have a market value of $_________. If the proposed amendment is not approved, we would not expect that the outstanding APIs would be redeemed in the foreseeable future.


         A copy of the proposed amendment to our partnership agreement is included in this proxy statement as Appendix A.

         In addition to the proposed amendment to our partnership agreement, we intend to proceed with other aspects of a recapitalization plan that includes the following:


         o PROPOSED EQUITY OFFERING. We intend to raise approximately $70 million from the sale of additional common units.



         o NEW WORKING CAPITAL CREDIT FACILITY. We also intend to replace our current credit facility with Enron with a new working capital credit facility from unaffiliated lenders that will provide for the issuance of letters of credit and borrowings of approximately $300 million. Under the terms of our existing $1 billion credit facility with Enron, $100 million has been allocated for working capital loans and $900 million has been set aside for guaranties and letters of credit. As of June 30, 2001, we had $120.7 million in outstanding letters of credit and $86.7 million in outstanding guaranties (of which $16.8 million were used); there were no amounts outstanding for working capital. We are replacing this existing credit facility with a smaller credit facility because we believe, based on our recent ability to obtain open lines of credit from our suppliers and the related reductions in the amounts outstanding under our existing credit facility, that the new credit facility should be sufficient to support our marketing activities for the foreseeable future. We believe that it will be more difficult to arrange a new credit facility from an unaffiliated third party if we do not refinance the short-term indebtedness incurred in connection with the recent acquisitions with a combination of new equity and longer-term debt.



         o REPAYMENT OF SHORT-TERM DEBT. We expect to repay the short-term debt we incurred in connection with our recent acquisition in June 2001 utilizing proceeds from the common units offering and from term loan borrowings under the new credit facility.

         The following table reflects the actual amount of distributions that were made with respect to the common units and subordinated units and the amount of APIs issued and redemption payments made with respect to the APIs for each of the twelve most recent calendar quarters (the calendar quarter ended June 30, 2001 being the most recent quarter for which cash distributions have been made):



                                                                         REDEMPTION PAYMENTS     PROCEEDS FROM
               QUARTER ENDED                CASH DISTRIBUTIONS                 ON APIS          ISSUANCE OF APIS
          ------------------------     -----------------------------     -------------------    ----------------
                                         Common        Subordinated
                                          Units           Units
                                          -----           -----
      June 30, 2001..........             $0.475            $0.20                   --                        --
      March 31, 2001.........             $0.475            $0.20                   --                        --
      November 31, 2000......             $0.475            $0.20                   --                        --
      September 30, 2000.....             $0.475            $0.20                   --                        --
      June 30, 2000..........             $0.475               --                   --                        --
      March 31, 2000.........             $0.475               --                   --                        --
      December 31, 1999......             $0.475               --                   --                $6,800,000
      September 30, 1999.....             $0.475               --                   --                        --
      June 30, 1999..........             $0.475               --                   --                        --
      March 31, 1999.........             $0.475               --                   --                $2,500,000
      December 31, 1998......             $0.475               --                   --                        --
      September 30, 1998.....             $0.475               --                   --                        --



         Upon the approval of the proposed amendment to the partnership agreement (without taking into account the issuances of new common units pursuant to the public offering that we propose to effect), the total number of units outstanding will decrease from 27,476,011 units (consisting of 18,476,011 common units and 9,000,000 subordinated units) to 22,745,826 units (consisting solely of common units) due to the conversion of the 9,000,000 subordinated units into 4,050,000 common units. As a result of these transactions, although the number of outstanding common units will increase by approximately 23%, the total number of units outstanding will decrease by approximately 17.2%.



         We also plan to raise approximately $70 million through the issuance of common units. In this regard, we have assumed that we would sell approximately 3,500,000 common units to raise net proceeds of $70 million (based on various assumptions regarding offering price per common unit, underwriters commissions and expenses of the offering). If the proposed amendment to our partnership agreement is approved and we complete the other aspects of our recapitalization plan (including the proposed $70 million offering of common units), the total number of units outstanding would be approximately 26.2 million. Because all
26.2 million units would be common units, the total number of common units outstanding would be approximately 42% more than the total number of common units outstanding prior to the recapitalization. However, the total number of units outstanding after the recapitalization (including the proposed $70 million offering of common units) would be approximately 5% less than the total number of units (common units and subordinated units) outstanding prior to the recapitalization. All of the available cash that would otherwise be distributable to the holders of subordinated units and used for redemption of APIs prior to the approval of the proposed amendment will be distributable to the holders of common units following the amendment.



         We plan to repay approximately $117 million of short-term indebtedness we incurred in connection with our recent acquisition with the proceeds from the sale of common units in the proposed public offering and the issuance of long-term debt. We desire to replace this short-term debt with equity and long-term debt in order to provide more permanent financing for our recently acquired assets. The repayment of a portion of this short-term debt with proceeds from the sale of common units will also improve our debt to equity ratio. The short-term debt that we plan to repay was incurred under a $200 million repurchase financing facility. For the quarter ended September 30, 2001, the weighted average interest expense under this financing arrangement implied an effective 4.3% annualized interest rate on the total amount financed under this arrangement. Based on an annual cash distribution of $1.95 per common unit, and based on an assumed offering price of approximately $20.00 per common unit, cash distributions on the newly issued common units would represent an effective yield of approximately 9.75%. As a result, based on these assumptions, our current common unitholders would experience dilution with respect to the cash distributions per common unit to the extent that the aggregate cash distributions with respect to these new common units exceeds the annual cash interest expense with respect to the short-term indebtedness to be repaid with the proceeds from the issuance of the common units. The issuance of long-term debt to repay the remaining short-term indebtedness also will be dilutive to cash distributions to common unitholders to the extent that the cash interest expense with respect to the new debt exceeds the cash interest expense with respect to the short-term indebtedness to be repaid.



         Our internal financial projections take into account the conversion of all outstanding subordinated units and APIs as specified in the proposed amendment to our partnership agreement, the completion of the proposed equity and debt financings, the application of proceeds from these financings to repay the short-term debt incurred in connection with our recent acquisition, the replacement of our current credit facility with Enron with a new working capital facility from unaffiliated lenders and the positive impact on cash flow from operations from the hydrocarbon processing facility and related transportation and storage facilities that we acquired in June 2001. Based on these internal projections, we expect that we will have sufficient available cash to distribute more than the minimum quarterly distribution on all outstanding common units following the completion of these transactions for each quarter during 2002 and 2003.



         As a result, subject to approval of the proposed amendment to the partnership agreement, the completion of the other aspects of our proposed recapitalization and our actual future operating performance, we intend to increase the quarterly cash distribution from $0.475 to $0.4875 per unit per quarter (from $1.90 to $1.95 per unit annualized), effective as of the quarterly cash distribution for the fourth quarter of 2001. Any determination with respect to the actual amount of cash distributions to be made to common unitholders with respect to any calendar quarter is subject to the provisions of our partnership agreement which, in general, limit the amount of cash distributions to unitholders based on the amount of available cash generated from operations for such quarter. See "Disclosure Regarding Forward-Looking Statements." As a result, cash distributions are not guaranteed with respect to any amount, and any determination by the general partner with respect to cash distributions for any future quarter will be subject to our actual operating performance for such quarter. Actual amounts of cash available for distribution will be dependent primarily on cash flow from operations, although our cash available for distributions also includes cash from reserves and from working capital borrowings.


RECAPITALIZATION AGREEMENT


         In September 2001, we entered into a recapitalization agreement with Enron, Koch and our general partner that provided the basis for our proposed recapitalization. Pursuant to this agreement, our general partner, Enron and Koch agreed to the terms of the amendment to our partnership agreement that, upon receipt of unitholder approval, will result in (a) the conversion of the 2,000,000 subordinated units beneficially owned by Koch into 900,000 common units and an option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit, exercisable for a one-year period commencing on the date the unitholders approve the proposed amendment, (b) the conversion of the 7,000,000 subordinated units beneficially owned by Enron into 3,150,000 common units, (c) the conversion of the outstanding APIs, which represent the right to receive redemption payments of $9,318,213, into 219,815 common units and (d) the termination of the subordination period. If the unitholders approve the proposed amendment to the partnership agreement, Enron will grant us an option to purchase 1,100,000 common units at an exercise price of $21.10 per common unit and that has the same terms as the option we will grant to Koch.



         We have agreed to provide registration rights to Koch with respect to the common units it will receive upon the conversion of its subordinated units as well as the common units issuable upon exercise of its option. Pursuant to the recapitalization agreement we have filed a shelf registration statement with the Securities and Exchange Commission to allow Koch to sell its common units into the public markets in an underwritten public offering, block trades or in other transactions.



         We intend to pursue a public offering of common units that may be completed shortly before or shortly after the special meeting. The recapitalization agreement provides that we will be obligated to provide Koch the opportunity to sell its common units in an underwritten public offering that we initiate subsequent to the effective date for Koch's shelf registration statement and on or prior to the second anniversary of the closing of the transactions contemplated by the recapitalization agreement. If we sell common units prior to the date of the special meeting to approve the proposed amendment to the partnership agreement or prior to the effective date for Koch's shelf registration, we are obligated to purchase all or a portion of the common units it would receive upon conversion of its subordinated units upon approval of the proposed amendment. In such case, we will purchase Koch's units at a net price per unit payable in cash, equal to our sales price per common unit, less underwriting discounts and commissions. We will continue to be obligated to keep Koch's shelf registration statement effective until the second anniversary of the closing of the transactions contemplated by the recapitalization agreement. Koch has agreed that it will not sell any common units it receives upon conversion of its subordinated units or exercise of its option (excluding common units it sells in an offering we initiate as described above) until the earlier of (i) 120 days following the closing of the transactions contemplated by the recapitalization agreement and (ii) the 90th day following the date of the determination of the offering price for common units in our proposed public offering provided that we are able to determine the offering price for such offering on or before January 31, 2002. Enron and the general partner have agreed not to sell any of their units until 180 days following the closing of the transactions contemplated by the recapitalization agreement.



         The recapitalization agreement provides that the obligations of the parties are subject to the satisfaction of various conditions, including the approval of the unitholders of the proposed amendment to our partnership agreement. In addition, the agreement may be terminated by any party if the approval of the amendment to our partnership agreement by the unitholders is not received by December 31, 2001, unless otherwise agreed by the parties. Enron will have the right to terminate the agreement at any time prior to receipt of approval by the unitholders of the proposed amendment to the partnership agreement. Enron does not intend to exercise such right. Koch has the right to waive receipt of the option to purchase common units to be granted to it by us at any time prior to receipt of unitholder approval of the proposed amendment and, in such event, Enron will no longer be obligated to grant to us an option to purchase common units.


APPROVAL BY AUDIT COMMITTEE

         The audit committee of the board of directors of our general partner, acting as a special independent committee of the board, has determined that the recapitalization agreement is fair to us and has approved the recapitalization agreement, including the proposed amendment to the partnership agreement. The audit committee's recommendation was based, in part, upon the opinion of its financial advisor, GulfStar Group II, L.P., that the recapitalization is fair to us and our common unitholders (other than Enron), from a financial point of view. A copy of the opinion of GulfStar Group is included as Appendix B to this proxy statement. Our general partner has also approved the recapitalization agreement and the proposed amendment to the partnership agreement and recommends that you vote FOR the amendment to our partnership agreement in order to permit the transactions specified in the recapitalization agreement to occur.

OPINION OF FINANCIAL ADVISOR

         Prior to making its determinations with respect to the recapitalization agreement, the audit committee received the opinion of GulfStar Group II, L.P. to the effect that, as of the date of the opinion, the transactions contemplated by the recapitalization agreement are fair to us and our common unitholders (other than Enron), from a financial point of view. The full text of the opinion, which describes the assumptions made, matters considered and limits on the review undertaken, is included as Appendix B to this proxy statement. GulfStar Group II, L.P. opinion does not constitute a recommendation to any unitholder as to how such holder should vote at the special meeting. Unitholders are urged to read the opinion carefully and in its entirety.


         THE FULL TEXT OF THE GULFSTAR OPINION, WHICH SETS FORTH THE PRINCIPAL ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE SCOPE OF THE REVIEW UNDERTAKEN BY GULFSTAR IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS FAIRNESS OPINION BY REFERENCE. COMMON UNITHOLDERS ARE URGED TO, AND SHOULD, READ THE GULFSTAR OPINION CAREFULLY AND IN ITS ENTIRETY. THE GULFSTAR OPINION WAS DIRECTED TO THE AUDIT COMMITTEE AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO EOTT ENERGY PARTNERS, L.P. ("EOTT"), AND THE COMMON UNITHOLDERS, OTHER THAN ENRON, OF THE TRANSACTIONS SPECIFIED IN THE RECAPITALIZATION AGREEMENT AND DOES NOT CONSTITUTE TAX ADVICE OR A RECOMMENDATION TO ANY COMMON UNITHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT. THE SUMMARY OF THE GULFSTAR OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE GULFSTAR OPINION.


         In connection with rendering the GulfStar opinion, GulfStar engaged in several conversations with Lehman Brothers, EOTT's financial advisor in connection with the transactions specified in the recapitalization agreement, regarding the nature and terms of the transactions specified in the recapitalization agreement and reviewed the following:

         The recapitalization agreement, the partnership agreement (including any amendments thereto), the proposed amendment to the partnership agreement, the ancillary agreement between Enron and EOTT, certain publicly available historical audited financial statements and certain unaudited interim financial statements of EOTT; certain financial analyses and forecasts of EOTT prepared by, and reviewed with, management of EOTT and the views of management of EOTT regarding EOTT's past and current business, operating results, financial condition and future prospects, including the impact of the transactions specified in the recapitalization agreement, as well as information relating to the midstream/downstream oil and gas industry and the potential strategic, financial and operational benefits anticipated from the transactions specified in the recapitalization agreement; the pro forma impact of the transactions specified in the recapitalization agreement on EOTT; certain financial analyses and forecasts of EOTT prepared by and reviewed with management of EOTT and the views of management of EOTT regarding the recent acquisition of certain hydrocarbon processing assets, storage assets and transportation assets, along with the related revenue agreements associated with those assets; the publicly reported historical price and trading activity for the common units, including a comparison of certain financial and stock market information for EOTT with similar publicly available information for certain other partnerships with publicly traded securities; the current market environment generally and the environment for trading and transportation of crude oil and related products, and hydrocarbon processing and storage; information relating to the financial terms of certain transactions, including selected transactions involving the subordinated units and APIs; and other information, financial studies, analyses and investigations, and financial, economic, and market criteria that GulfStar considered relevant.

         In rendering the GulfStar opinion, GulfStar has relied on and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with GulfStar for the purposes of the GulfStar opinion. With respect to financial projections and other information provided to or otherwise discussed with GulfStar, GulfStar assumed and was advised by the management of EOTT that the projections and other information were reasonably prepared on a basis that reflects their best currently available estimates and judgments. GulfStar used a set of projections based on EOTT management's base case operating projections for 2001 to 2006 (the "Base Case"). In conjunction with EOTT management, GulfStar also performed certain sensitivity analyses based on management's projections by increasing and decreasing the projected profit levels to examine the relative sensitivity of certain financial variables to EOTT's profitability.


         Management's methodology used to determine the financial projections was based on a series of three evaluations beginning with the (1) stand-alone business of EOTT excluding the recent acquisition of hydrocarbon processing and storage assets (the "Processing Business"), followed by the addition of (2) the Processing Business to EOTT, and finally evaluating (3) EOTT as a whole on a pro forma basis. EOTT stand-alone, excluding the Processing Business, was evaluated using EOTT projections made available by EOTT management. On the EOTT stand-alone case, the estimated fiscal year 2001 results were calculated from the actual results of EOTT for the first six months of 2001 plus the projected results for the two remaining quarters of 2001 based on EOTT's fiscal 2001 budget for these quarters, with certain management adjustments to the budget for recent events. The EOTT stand-alone projections for the years 2002 through 2006 were generally held constant at the 2001 projected level, adjusted for increases in certain expenses, including increased interest expense and fees on working capital financing due to the expiration at the end of 2001 of the agreement between EOTT and Enron providing credit facilities to EOTT.



         The methodology used to establish financial projections of the Processing Business was based on assumptions of EOTT management, which were developed, in part, based on Enron's 2001 operating plan provided by Enron (the seller of the Processing Business to EOTT) and actual historical operating performance and certain adjustments to reflect the toll conversion agreement and the storage and transportation agreement that EOTT entered into with EGLI in connection with the acquisition agreement.



         The pro forma combined projections to assess EOTT in its entirety were the sum of the projections associated with EOTT stand-alone and the projections associated with the Processing Business beginning on July 1, 2001, along with the following capitalization assumptions: the Processing Business acquisition in the amount of approximately $117 million was initially funded through EOTT's existing working capital facilities and held constant at the June 30, 2001 levels, adjusted downward on December 31, 2001 for an assumed $70 million common unit offering to partially reduce the working capital debt. Approximately $50 million in acquisition-related working capital debt was assumed to be refinanced through an add-on offering to EOTT's $235 million senior notes due 2009, bringing the total balance on the senior notes to approximately $285 million. The transactions specified in the recapitalization agreement were assumed to occur as of December 31, 2001, resulting in the conversion of all subordinated units and APIs to 4,269,815 new common units.

         EOTT did not engage GulfStar to, and therefore GulfStar did not, verify the accuracy or completeness of any information. GulfStar has relied on the assurances of the management of EOTT that they are not aware of any facts that would make such information inaccurate or misleading. GulfStar did not conduct a physical inspection of the properties or facilities of EOTT nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or assets and liabilities.

         GulfStar also assumed that the transactions specified in the recapitalization agreement will be completed on the terms contained in the Proxy Statement, the recapitalization agreement, the partnership agreement, the proposed amendment to the partnership agreement and that the final form of these documents would be substantially similar to the last draft or version reviewed by GulfStar, without waiver of any material term or condition. The GulfStar opinion is necessarily based on economic and other conditions as in effect on, and the information made available to GulfStar as of, August 26, 2001 (except market data, which was as of August 23, 2001).

         The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. In rendering the GulfStar opinion, GulfStar applied its judgment to a variety of complex analyses and assumptions, considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the GulfStar opinion. In addition, GulfStar may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be GulfStar's view of the actual value of EOTT. In performing its analyses, GulfStar made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EOTT. The assumptions made and judgments applied by GulfStar in rendering the GulfStar opinion are not readily susceptible to description beyond that in the written text of the GulfStar opinion itself. Any estimates are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. GulfStar does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of GulfStar's analysis of the fairness, from a financial point of view, of the transactions specified in the recapitalization agreement and were conducted for the delivery of the GulfStar opinion.


         As part of GulfStar's analysis in preparing its fairness opinion, GulfStar analyzed the effect the transactions specified in the recapitalization agreement may have on estimated distributable cash flow ("EDCF"). EDCF is the standard variable used by most investors, equity research analysts and EOTT management in estimating EOTT's "Available Cash" for distribution to unitholders. EDCF is generally defined as earnings before interest, income taxes, depreciation and amortization, less interest expense and less maintenance capital expenditures. EOTT's partnership agreement defines the formula for calculating Available Cash, and this formula includes certain reserves and deductions in any given financial quarter for a variety of financial items. Due to the complexity of the calculation of Available Cash and the inability to accurately estimate all the variables that are contained in the Available Cash formula, GulfStar has relied on management's standard of using EDCF as a proxy for estimating Available Cash for distribution to unitholders.


         The following is a summary of selected analyses performed by GulfStar in arriving at the GulfStar opinion:

         DISCOUNTED CASH FLOW ANALYSIS OF COMMON UNIT, SUBORDINATED UNIT AND APIS. GulfStar analyzed the present value of EDCF attributable to the common units, subordinated units, and APIs utilizing the Base Case projections based on the assumption that the transactions specified in the recapitalization agreement do not occur. The EDCF attributable to the common units, subordinated units and APIs were estimated based on the terms of the partnership agreement and discounted back to December 31, 2001, based on EOTT's fiscal year end, using discount rate ranges deemed appropriate by GulfStar for each of the particular securities. GulfStar calculated the following:

         o The present value of the EDCF attributable to the subordinated units plus the present value of the potential redemptions of the APIs, based on the terms of the partnership agreement.

         o The present value of the EDCF attributable to the common units assuming that the transactions specified in the recapitalization agreement do not occur, based on the terms of the partnership agreement, multiplied by the number of common units to be exchanged for all outstanding subordinated units and APIs (4,269,815 common units). These present value calculations for the common unit supported the current public market value of the common unit.

         The results of this analysis supported GulfStar's opinion.


         PRO FORMA RECAPITALIZATION ANALYSIS. GulfStar analyzed the impact of the transactions specified in the recapitalization agreement on EOTT utilizing the Base Case management projections. GulfStar calculated and compared certain projected data based on the assumption that the transactions specified in the recapitalization agreement do not occur and also based on the assumption that such transactions do occur, in each case, based on the terms of the partnership agreement. The calculations for both cases give pro forma effect to the proposed $70 million common unit offering and the issuance of $50 million of long-term debt based on management's assumptions relating to these issuances. In particular, management has assumed that EOTT would issue approximately 3,500,000 common units in the equity offering. Based on management's projections and the pro forma assumptions relating to the proposed offerings, GulfStar analyzed, among other things, the following projected financial information relating to the 2002 and 2003 calendar years:


         o Earnings before interest, income taxes, depreciation and amortization ("EBITDA");


         o EDCF attributable to total units (common units and subordinated units combined) outstanding on a pro forma basis giving effect to the potential $70 million common unit offering (EDCF, net of general partner interest);



         o Surplus or deficit of EDCF attributable to total units (common units and subordinated units combined) outstanding on a pro forma basis giving effect to the potential $70 million common unit offering relative to that required to meet the aggregate minimum quarterly distribution ("MQD") on the total units outstanding;


         o EDCF attributable to common units outstanding on a pro forma basis giving effect to the potential $70 million common unit offering;


         o EDCF attributable to common units outstanding on a pro forma basis giving effect to the potential $70 million common unit offering, determined on a per-unit basis;



         o EDCF attributable to total units (common units and subordinated units combined) outstanding on a pro forma basis giving effect to the potential $70 million common unit offering, determined on a per-unit basis (EDCF, net of general partner interest, divided by the number of total units outstanding on a pro forma basis giving effect to the potential $70 million common unit offering);


         o Common unit MQD coverage (EDCF, net of general partner interest, divided by the product of (a) the number of common units outstanding on a pro forma basis giving effect to the potential $70 million common unit offering and (b) the $1.90 annualized MQD); and


         o Total unit MQD coverage (EDCF, net of general partner interest, divided by the product of (a) the number of total units outstanding on a pro forma basis giving effect to the potential $70 million common unit offering, and (b) the $1.90 annualized MQD).


         The following table sets forth a summary of GulfStar's analysis of selected projected information for the calendar year 2002 and 2003 under two cases, one case based on the assumption that the transactions contemplated by the recapitalization agreement are not completed (in which case the subordinated units and APIs remain outstanding) and the other case based on the assumption that the transactions contemplated by the recapitalization are completed prior to the end of 2001 (in which case all subordinated units and APIs are converted to common units as specified in the proposed amendment to the partnership agreement). Both cases give pro forma effect to the proposed $70 million offering of common units and the issuance of $50 million of long-term debt as management of EOTT plans to pursue these financings regardless of whether the transactions contemplated by the recapitalization agreement are completed. In light of the uncertainties inherent in any projected data, unitholders are cautioned not to place undue reliance on these pro forma effects. See "Disclosure Regarding Forward-Looking Statements."



                                                                 BEFORE            PRO FORMA FOR
                                                            RECAPITALIZATION      RECAPITALIZATION
(MILLIONS, EXCEPT PER UNIT DATA)                                AGREEMENT            AGREEMENT
                                                              TRANSACTIONS          TRANSACTIONS
                                                            ------------------    -----------------
Total Units Outstanding (Pro Forma for $70 Million
Common Unit Offering)(1)
      2002........................................                 31.0                 26.2
      2003........................................                 31.0                 26.2
Common Units Outstanding (Pro Forma for $70 Million
Common Unit Offering)(2)
      2002........................................                 22.0                 26.2
      2003........................................                 22.0                 26.2
EBITDA
      2002........................................               $104.4               $104.4
      2003........................................                108.3                108.3
EDCF Attributable to Total Units Outstanding (Pro
Forma for $70 Million Common Unit Offering)
      2002........................................                $52.8                $52.8
      2003........................................                 56.7                 56.5
Surplus (Deficit) of EDCF Attributable to Total
Units Outstanding (Pro Forma for $70 Million Common
Unit Offering) Relative to Aggregate MQD
      2002........................................               $(6.1)                 $2.9
      2003........................................                (2.2)                  6.6
EDCF Attributable to Common Units Outstanding (Pro
Forma for $70 Million Common Unit Offering)
      2002........................................                $41.8                $52.8
      2003........................................                 41.8                 56.5
EDCF Attributable to Common Units Outstanding (Pro
Forma for $70 Million Common Unit Offering) ($/unit)
      2002........................................                $1.90                $2.01
      2003........................................                 1.90                 2.15
EDCF Attributable to Total Units Outstanding (Pro
Forma for $70 Million Common Unit Offering) ($/unit)
      2002........................................                $1.70                $2.01
      2003........................................                 1.83                 2.15
MQD Coverage on Common Units Outstanding (Pro Forma
for $70 Million Common Unit Offering)
      2002........................................                1.26x                1.06x
      2003........................................                1.36x                1.13x
MQD Coverage on Total Units Outstanding (Pro Forma
for $70 Million Common Unit Offering)
      2002........................................                0.90x                1.06x
      2003........................................                0.96x                1.13x



         ----------
         (1) Total units outstanding (pro forma for $70 million common unit offering) with respect to the case reflected in the column "Before Recapitalization Agreement Transactions" was computed by combining the outstanding number of common units and subordinated outstanding as of August 31, 2001 (18,476,011 common units and 9,000,000 subordinated units), resulting in a total of 27,476,011 units, and then adding 3,500,000 common units assumed to be issued in connection with the proposed $70 million common unit offering. Total units outstanding (pro forma for $70 million common unit offering) with respect to the case reflected in the column "Pro Forma for the

                  Recapitalization Agreement Transactions" was computed in the same manner as specified in the preceding sentence except for the pro forma adjustment to give effect to the conversion of 9,000,000 subordinated units into 4,050,000 common units and the conversion of the outstanding APIs into 219,815 common units pursuant to the recapitalization agreement. No effect was given to the option to be granted to Koch upon conversion of its subordinated units or the identical option to be granted by Enron to EOTT if the partnership agreement amendment contemplated by the recapitalization agreement is approved by the unitholders.



         (2) Common units outstanding (pro forma for $70 million common unit offering) with respect to the case reflected in the column "Before Recapitalization Agreements Transactions" was computed by taking the outstanding number of common units outstanding as of August 31, 2001 (18,476,011 common units) and then adding 3,500,000 common units assumed to be issued in connection with the proposed $70 million common unit offering. Common units outstanding (pro forma for $70 million common unit offering) with respect to the case reflected in the column "Pro Forma for the Recapitalization Agreement Transactions" was computed in the same manner as specified in the preceding sentence except for the pro forma adjustment to give effect to the conversion of 9,000,000 subordinated units into 4,050,000 common units and the conversion of the outstanding APIs into 219,815 common units pursuant to the recapitalization agreement.



         The results of this analysis supported GulfStar's opinion.



         ACCRETION/DILUTION ANALYSIS. GulfStar calculated and compared the EDCF attributable to the common units based on the assumption that the transactions specified in the recapitalization agreement do not occur and also on a pro forma basis to give effect to such transactions, in each case based on the terms of the partnership agreement. GulfStar also analyzed and compared the EDCF attributable to the subordinated unitholders and API holders under the same two cases. The calculations for both cases were pro forma for the proposed $70 million common unit offering and the issuance of $50 million of long-term debt based on management's assumptions relating to these financings.


         The results are as follows:


                                           PROJECTED EDCF ATTRIBUTABLE TO THE COMMON UNITS
                                           -----------------------------------------------
(DOLLARS PER UNIT)                          2002       2003      2004      2005      2006
                                           -------   -------   -------   -------   -------
Pre-recapitalization agreement             $  1.90   $  1.90   $  1.90   $  1.90   $  1.90
transactions
Pro forma for recapitalization
agreement transactions                     $  2.01   $  2.15   $  2.15   $  2.05   $  2.19
Projected accretion to existing
   common unitholders                          +6%      +13%      +13%       +8%      +15%

    [CHART -- Projected EDCF Attributable to the Common Units -- $ per Unit]




                                                   PROJECTED AGGREGATE EDCF ATTRIBUTABLE TO
                                                     SUBORDINATED UNITS AND API HOLDERS
                                                -----------------------------------------------
(DOLLARS IN MILLIONS)                             2002      2003      2004      2005      2006
                                                -------   -------   -------   -------   -------
Pre-recapitalization agreement                  $  11.0   $  14.9   $  14.8   $  12.1   $  16.1
transactions
Pro forma for recapitalization
agreement transactions                              8.6       9.2       9.2       8.8       9.4
Projected dilution to subordinated unit
and API holders                                    -22%      -38%      -38%      -27%      -42%



         The results of this analysis supported GulfStar's opinion.



TERMS OF CURRENT AND PAST ENGAGEMENTS WITH GULFSTAR



         GulfStar, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in mergers, acquisitions and recapitalizations; private placements of capital; and valuations for estate, corporate and other purposes. The audit committee engaged GulfStar to provide its opinion as to the fairness of the transactions contemplated by the recapitalization agreement based on GulfStar's qualifications, expertise, reputation and experience in the valuation of businesses and their securities in recapitalizations. As compensation for GulfStar's services, we paid GulfStar a cash fee of $175,000. The fee was payable regardless of whether the transactions contemplated by the recapitalization were consummated and was not conditioned on GulfStar's advice with respect to the fairness of the proposed recapitalization. We have also agreed to reimburse GulfStar for its reasonable direct expenses incurred in connection with rendering its opinion. We also agreed to indemnify GulfStar and certain related persons to the full extent lawful against losses, claims, damages or liabilities it or they incur in connection with or arising out of the engagement unless that loss, claim, damage or liability is incurred as a result of the willful misfeasance or gross negligence of Gulfstar or those related persons.



         In addition to this current engagement, in June 2001, the audit committee engaged GulfStar to act as its financial advisor in its consideration of the fairness of the acquisition of certain liquids processing, storage and transportation assets located in the Texas Gulf Coast region from Enron and State Street Bank and Trust Company of Connecticut, National Association, Trustee. See "EOTT Energy Partners, L.P. - Recent Acquisition." As compensation for these services, we paid GulfStar a cash fee of $175,000, the payment of which was not conditioned on the consummation of the acquisition or GulfStar's advice with respect to the fairness of the acquisition. Other than the current and aforementioned engagements, no material business relationship has existed between GulfStar and the Partnership in the past two years. No material business relationship has existed between GulfStar and Enron in the past two years.

INTERESTS OF ENRON AND OUR GENERAL PARTNER


         Upon the approval of the proposed amendment to the partnership agreement, the 7,000,000 subordinated units currently beneficially owned by Enron will convert into 3,150,000 common units, and the $9,318,213 of APIs currently beneficially owned by Enron will convert into 219,815 common units. The common units are entitled to receive the minimum quarterly distribution of $0.475 per unit per quarter to the extent of available cash (plus any arrearages), prior to any distribution of available cash to holders of subordinated units and APIs. If the proposed amendment is approved, Enron will benefit from this priority of cash distributions with respect to the common units it will receive upon conversion of its subordinated units and APIs. The approval of the proposed amendment will also allow the general partner (a wholly-owned subsidiary of Enron) to receive a greater percentage of our cash distributions if we are able to increase our cash distributions to common unitholders to an amount in excess of $0.525 per common unit per quarter. In addition, a public trading market exists for the common units on the New York Stock Exchange, but no trading market exists for the subordinated units or APIs. Following the conversion of subordinated units and APIs into common units (if the proposed amendment is approved by the unitholders), Enron and our general partner will have access to this market with respect to its new common units. In addition, our partnership agreement provides our general partner and its affiliates, including Enron, the right to require us to register their common units for resale into the public markets. As a result of these factors, the proposed amendment, if approved, is expected to enhance the ability of Enron and our general partner to monetize their investments in the partnership. In this regard, Enron has recently amended its Schedule 13D filed with the Securities and Exchange Commission to reflect its intention that it may sell common units from time to time into the public markets or otherwise, based on market conditions, the prevailing trading price of the common units and other factors.


         For these reasons, the conversion of subordinated units and APIs to common units provides benefits to our general partner and Enron that they would not have prior to the approval of the proposed amendment to the partnership agreement.

         Our general partner asked the audit committee of its board of directors to pass upon the fairness to us of the recapitalization agreement, including the proposed amendment to our partnership agreement. Our partnership agreement states that transactions in which we engage with our general partner or any of its affiliates must be "fair and reasonable" to us. It also provides that if the audit committee approves a transaction it will be deemed to be fair and reasonable. The audit committee engaged its own legal and financial advisers and obtained a fairness opinion from GulfStar Group II, L.P. that the transactions specified in the recapitalization agreement were fair, from a financial point of view, to us and the common unitholders (other than Enron). Based in part on the fairness opinion, the audit committee approved the recapitalization agreement, including the proposed amendment.


RECENT DEVELOPMENTS RELATING TO ENRON

         On October 16, 2001 Enron announced its third quarter earnings results. Enron reported a 26% increase in recurring earnings per diluted share and non-recurring charges totaling $1.01 billion after-tax, resulting in a net loss for the quarter. A portion of the loss related to the early termination of certain structured finance arrangements with a previously disclosed related entity. Following a decrease in the trading prices for Enron's common stock, on October 22, 2001, Enron announced that the Securities and Exchange Commission had requested that Enron voluntarily provide information regarding certain related party transactions and that it would cooperate fully with the Securities and Exchange Commission. On October 22, 2001 Enron announced that Jeff McMahon had been named as the new chief financial officer in an effort to restore investor confidence. On October 25, 2001, Enron announced that had taken action to dispel uncertainty in the financial community and that specifically it had drawn on its committed lines of credit to provide cash liquidity in excess of $1 billion. On October 31, 2001, Enron announced that its board had elected William Powers, Jr. as a director and that he would chair a special committee to examine and take appropriate action with respect to transactions between Enron and entities connected to related parties. In addition to reviewing the transactions in question, the special committee was charged with communicating with the Securities and Exchange Commission and recommending any other actions it deems appropriate. The special committee retained its own counsel and an independent accounting firm. Enron also reported that the Securities and Exchange Commission had opened a formal investigation into certain of the matters that previously were the subject of its informal inquiry. On November 1, 2001, Enron announced that JP Morgan and Salomon Smith Barney Inc., as co-arrangers, had executed commitment letters to provide $1 billion of secured credit lines supported by Enron's Northern Natural Gas Company and Transwestern Pipeline Company assets. The commitments are subject to customary terms and conditions, including final due diligence. Mr. McMahon stated that this was another step in Enron's efforts to enhance market and investor confidence. We believe that none of the transactions that are part of the Securities and Exchange Commission's investigation involved our general partner, its officers or employees or us.


               EFFECT OF NEGATIVE VOTES ON THE PROPOSED AMENDMENT


         If the amendment proposal is not approved by the requisite vote at the special meeting, the partnership will be unable to convert the subordinated units and APIs into common units and as a result the subordinated units and APIs will remain outstanding and the subordination period will continue. In the event the proposed amendment is not approved, we do not expect to be able to increase the quarterly cash distributions on common units above the minimum quarterly distribution in the foreseeable future. In the event the proposed amendment is not approved, we may nevertheless proceed to arrange the financings discussed above. In particular, we may endeavor to issue additional equity and debt to repay short term debt incurred in connection with our recent acquisition, and we will endeavor to replace our existing Enron credit facility with a working capital credit facility with one or more unrelated parties. Without the changes to our capital structure and cash distribution structure that would result from approval of the proposed amendment to our partnership agreement, we may not be able to arrange some or all of these financings on terms as favorable as we expect to obtain if the proposed amendment is approved.


                            DESCRIPTION OF THE UNITS


         Generally, our common units and our subordinated units represent limited partner interests in us. The holders of these units are entitled to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. Our limited partners are the holders of the 18,476,011 common units, the 9,000,000 subordinated units and the $9,318,213 of APIs outstanding as of the date of this proxy statement. Our outstanding common units are listed and traded on the New York Stock Exchange under the symbol

"EOT" and constitute a class of securities registered under Section 12 of the Securities Exchange Act of 1934. Any additional common units we issue, including any common units to be issued pursuant to the amendment proposal, if approved, will also be listed on the New York Stock Exchange. The transfer agent and registrar for our common units is the Equiserve Trust Company, N.A.


         The subordinated units are a separate class of limited partner interests in the partnership, and the rights of holders of subordinated units to participate in distributions differ from the rights of the holders of common units. Generally, for any given quarter, we will distribute available cash to the holders of common units and to our general partner. Cash may also be distributed to the holders of subordinated units or holders of APIs, if any, depending upon the amount of cash available for the quarter, amounts distributed in prior quarters, whether or not the subordination period described in our partnership agreement has ended and other factors discussed below. For a more detailed description of the relative rights, preferences and privileges of holders of common units, holders of subordinated units and our general partner under our current partnership agreement, see the section of this proxy statement entitled "Cash Distribution Policy." The "Cash Distribution Policy" section of this proxy statement also describes what relative rights, preferences and privileges of the holders of common units, the holders of subordinated units and our general partner will be if the proposed amendment to our partnership agreement is approved at the special meeting.

MEETINGS/VOTING

         Each holder of common units and each holder of subordinated units is entitled to one vote for each unit on all matters submitted to a vote of the unitholders.


         If the proposed amendment to our partnership agreement is approved by the unitholders at the special meeting, the subordination period will end. As a result, the percentage of the outstanding units necessary to approve certain matters will be reduced from two-thirds of the outstanding units to a majority of the outstanding units. Our partnership agreement currently provides that, during the subordination period, the holders of two-thirds of our outstanding units must approve any transaction resulting in our merger or consolidation with or into another entity, the sale of all or substantially all of our assets or our dissolution. The partnership agreement also currently provides that, following the subordination period, the holders of a majority of our outstanding units must approve such a transaction. Consequently, once the amendment to our partnership agreement is approved (resulting in the termination of the subordination period), under the terms of our partnership agreement as they exist prior to the amendment, a merger or consolidation, a sale of all or substantially all of our assets or our dissolution will be required to be approved by the holders of a majority of our outstanding units.


ISSUANCE OF ADDITIONAL SECURITIES

         Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. During the subordination period, however, except as set forth in the following sentence, we may not issue an aggregate of more than 15 million additional common units or an equivalent number of units that are equal in rank with our common units, in each case, without the approval of the holders of at least two-thirds of our outstanding common units, of which approximately 8.5 million common units have been issued. During the subordination period, we may issue an unlimited number of common units to finance an acquisition or a capital improvement that would have resulted, on a pro forma basis, in an increase in per unit adjusted available cash constituting cash from operations, as provided in our partnership agreement. In the event the proposed amendment to the partnership agreement is approved, we will not be required to obtain the approval of common unitholders with respect to the issuance of additional common units.

         In no event may we issue partnership interests that are senior to our common units without the approval of the holders of at least two-thirds of our outstanding common units.

         It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

         In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.


         Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. Except for the rights granted to the general partner and its affiliates, the holders of common units do not have preemptive rights to acquire additional common units or other partnership interests in us.


STATUS AS LIMITED PARTNER OR ASSIGNEE

         Except as described below under "Limited Liability," the common units and the subordinated units are fully paid, and the unitholders will not be required to make additional capital contributions to the partnership. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to partnership units owned by an assignee, in accordance with the assignee's written directions, if the assignee has not become a substituted limited partner. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of partnership units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of partnership units. The only right these transferees will have is the right to admission as a substituted limited partner in respect of the transferred partnership units upon execution of a transfer application in respect of the partnership units. A nominee or broker who has executed a transfer application with respect to partnership units held in street name or nominee accounts will receive distributions and reports pertaining to its partnership units.

LIMITED LIABILITY

         Assuming that a holder of limited partner interests does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under Delaware law will be generally limited, subject to some possible exceptions, to the amount of capital he is obligated to contribute to us in respect of his units, plus his share of any undistributed profits and assets. Under Delaware law, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For purposes of determining the fair value of the assets of a limited partnership, Delaware law provides that the fair value of the property subject to liability against which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Delaware law provides that a limited partner who receives a distribution, and knew at the time of the distribution that the distribution was in violation of Delaware law, is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

REPORTS AND RECORDS

         As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will furnish each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law. Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required by tax reporting purposes within 90 days after the close of each fiscal year. Our general partner's ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns. A limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

         o a current list of the name and last known address of each partner;

         o        a copy of our tax returns;

         o information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

         o copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

         o information regarding the status of our business and financial condition; and

         o any other information regarding our affairs as is just and reasonable.

         Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

                            CASH DISTRIBUTION POLICY

         One of our principal objectives is to generate cash from our operations and to distribute cash to our partners each quarter. Under our partnership agreement, we are required to distribute to our partners 100% of our available cash each quarter. Our available cash is defined in our partnership agreement and is generally the sum of the cash we receive in a quarter less cash disbursements, adjusted for net changes in reserves.


         During the subordination period, the holders of our common units are entitled to receive a minimum quarterly distribution of $0.475 per unit each quarter ($1.90 annualized), plus any arrearages in the minimum quarterly distribution on common units in prior quarters, prior to any distribution of available cash to the holders of our subordinated units. The subordination period is defined generally as the period that will end if we achieve certain financial milestones and distribute a certain amount of cash to our unitholders over four consecutive quarters. See "Background and Reasons for the Recapitalization - Subordination Period."


         During the subordination period, our cash is distributed first 98.02% to the holders of common units and 1.98% to our general partner until there has been distributed to the holders of common units an amount equal to the minimum quarterly distribution ($0.475 per unit) and any arrearages. Any additional cash distributed during the subordination period is distributed 98.02% to the holders of subordinated units and 1.98% to our general partner until there has been distributed to the holders of subordinated units an amount equal to the minimum quarterly distribution. If there is excess available cash it will be used to redeem outstanding APIs. Therefore, any short-term increase in available cash will primarily benefit the holders of subordinated units and APIs. If the proposed amendment to our partnership agreement is approved at the special meeting, the outstanding subordinated units and outstanding APIs will be converted into common units and therefore any increase in available cash will primarily benefit the common unitholders.

         Our general partner is entitled to incentive distributions if the amount we distribute with respect to any quarter exceeds levels specified in our partnership agreement. Under the quarterly incentive distribution provisions, our general partner is generally entitled to 15.1214% of amounts we distribute in excess of $0.525 per common unit, 25.2224% of amounts we distribute in excess of $0.625 per common unit and 50.4749% of amounts we distribute in excess of $0.725 per common unit.

         The minimum quarterly distribution and the amounts that trigger incentive distributions at various levels are subject to adjustment, as described in our partnership agreement. Our partnership agreement characterizes cash distributions as either distributions of cash from operations or distributions of cash from interim capital transactions. Generally, cash from operations refers to cash generated by the operation of our business after deducting related cash expenditures, reserves, debt service and other items specified in our partnership agreement, and cash from interim capital transactions refers to cash generated from borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, with some exceptions. To avoid the difficulty of trying to determine whether available cash distributed is cash from operations or cash from interim capital transactions, our partnership agreement provides that all cash distributed will be considered cash from operations unless the amount distributed exceeds the cash generated from our operations since June 30, 1995. Any excess will be considered cash from interim capital transactions. We do not anticipate that we will distribute significant amounts of cash from interim capital transactions, but if we do distribute cash from interim capital transactions the distribution will be treated as a return of capital, and the minimum quarterly distribution amount and the amounts that trigger incentive distributions will be adjusted downward. In that case the adjusted minimum quarterly distribution will be $0.475 multiplied by a fraction, the numerator of which is $20 less the total per unit cash from interim capital transactions distributed and the denominator of which is $20. The amounts that trigger incentive distributions at various levels will also be adjusted to the levels described above multiplied by the same fraction.


         Enron is currently committed to contribute to us up to $29 million ($19.7 million of which remains available as of the date of this proxy statement) if necessary to support our ability to pay the minimum quarterly distribution on our common units with respect to quarters ending on or prior to December 31, 2001. After Enron's obligation to provide distribution support expires, quarterly distributions of available cash will depend solely on our performance. Based on our internal projections of financial performance for the remainder of 2001, we believe that it is unlikely that any additional APIs will be issued.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         Our general partner knows of no one who beneficially owns in excess of five percent of the partnership's common units except as set forth in the table below.


                                               Prior to Approval of Amendment Proposal After Approval of Amendment Proposal
                                               --------------------------------------- ------------------------------------

                                               Amount and Nature                        Amount and
                                                 of Beneficial                           Nature of
Name and Address of                             Ownership as of    Percent   Percent     Beneficial    Percent   Percent
  Beneficial Owner              Title of Class   August 1, 2001   of Class   of Units    Ownership    of Class  of Units
-------------------             -------------- ----------------   --------   --------    ---------    --------  --------
Enron Corp.                     Common Units     3,276,811(1)        17.74     11.93    6,646,626(1)     29.22    29.22
1400 Smith Street               Subordinated     7,000,000(1)(2)     77.78     25.48           --        --       --
Houston, Texas 77002            Units                   --(1)(3)    100.00      N/A            --        --       --
                                APIs                     1(4)       100.00      N/A             1(4)    100.00    N/A
                                General
                                Partner
                                Interests

Koch Petroleum Group, L.P.(5)   Subordinated     2,000,000(6)        22.22      7.28      900,000         3.96     3.96
4111 East 37th                  Common Units
Street North
Wichita, Kansas 67220


---------------

(1) Enron is the beneficial owner of these securities.



(2) These units will be converted into 3,150,000 common units if the proposed amendment to the partnership agreement is approved.



(3) The APIs represent the right to receive redemption payments in an aggregate amount of $9,318,213 and will be converted in 219,815 common units if the proposed amendment to the partnership agreement is approved.



(4) Held by our general partner, a subsidiary of Enron. The reporting of our general partner interest shall not be deemed to be a concession that such interest represents a security.



(5) According to the information included on Amendment No. 2 to Schedule 13G filed with the SEC on May 9, 2001 by Koch, Koch Pipeline Company, L.P. and Koch Industries, Inc., Koch is an indirect wholly owned subsidiary of Koch Industries, Inc.



(6) These units will be converted into 900,000 common units and an option to purchase 1,100,000 common units.

         The following table sets forth certain information as of August 1, 2001, regarding the beneficial ownership of (i) the common units and (ii) the common stock of Enron, the parent company of our general partner, by all directors of our general partner, each of the named executive officers and all directors and executive officers as a group.

                                                                  Amount and Nature of Beneficial Ownership
                                                                  -----------------------------------------

                                                                                              Sole Voting
                                                        Sole Vesting and   Shared Voting     Limited or No
                                                           Investment      and Investment     Investment      % of
     Title of Class                   Name                 Power(1)             Power             Power       Class
     --------------                   ----              ----------------   --------------    -------------    -----
EOTT Energy Partners,     Stanley C. Horton.........        10,000                --                --          *
L.P. Common Units         Dana R. Gibbs.............         8,000                --                --          *
                          Lawrence Clayton, Jr......         9,500                --                --          *
                          Mary Ellen Coombe.........        60,000             1,000                --          *
                          Lori L. Maddox............            --                --                --          *
                          Molly M. Sample...........           500                --                --          *
                          John H. Duncan............         8,500                --                --          *
                          Edward O. Gaylord.........         5,000                --                --          *
                          Roderick J. Hayslett......            --                --                --          *
                          Dee S. Osborne............        10,000                --                --          *
                          Daniel P. Whitty..........            --                --                --          *

All directors and executive officers as a group
(11 in number) .....................................       111,500             1,000                --          *

Enron Corp.               Stanley C. Horton.........       342,289             3,609            23,424(2)       *
Common Stock              Dana R. Gibbs.............        39,929                --             1,070          *
                          Lawrence Clayton, Jr......            --                --                --          *
                          Mary Ellen Coombe.........        54,942                --            27,287          *
                          Lori L. Maddox............        11,526                --               189          *
                          Molly M. Sample...........         6,526                --             4,315          *
                          John H. Duncan............       146,671            60,400                --          *
                          Edward O. Gaylord.........            --                --                42          *
                          Roderick J. Hayslett......        55,949                --            19,827          *
                          Dee S. Osborne............            --                --                --          *
                          Daniel P. Whitty..........            --                --                --          *

All directors and executive officers as a group
(11 in number)......................................       657,832            64,009            76,154(2)       *

---------------
* Less than 1 percent

(1) The above table includes subordinated units of the partnership which are subject to conversion into common units and which are presently vested: Ms. Coombe, 60,000 units; and all directors and executive officers as a group, 60,000 units. The above table also includes shares of common stock of Enron which are subject to stock options exercisable within 60 days as follows: Mr. Duncan, 39,349 shares, for which he has shared voting and investment power for 25,200 of such shares; Ms. Coombe, 54,526 shares; Mr. Gibbs, 38,679 shares; Mr. Horton, 224,594 shares; Ms. Maddox, 11,526 shares; Ms. Sample, 6,526 shares; Mr. Hayslett, 55,949 shares; and all directors and executive officers as a group, 431,049 shares.

(2) Includes 2,632 shares held by the spouse of Mr. Horton, for which he may be deemed to have shared voting and investment power. The table also includes shares owned by certain members of the families (or family or charitable trusts or foundations) of the directors or executive officers, including shares in which pecuniary interest may be disclaimed.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         our Quarterly Report on Form 10-Q for the six months ended June 30, 2001;

         our Current Report on Form 8-K/A, filed on August 30, 2001; and

         our Current Report on Form 8-K, filed on September 7, 2001.

         YOU MAY OBTAIN A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR
TELEPHONING:

         Enron Corp.
         1400 Smith Street
         Houston, Texas  77002
         Attn:  Enron Investor Relations
         Telephone:  (713) 853-9905

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED _____________, 2001. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                                                      APPENDIX A


                               AMENDMENT NO. 8 TO
            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                           EOTT ENERGY PARTNERS, L.P.

         THIS AMENDMENT NO. 8 TO AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOTT ENERGY PARTNERS, L.P. (this "Amendment"), dated as of _______________, 2001, is entered into by EOTT Energy Corp., a Delaware corporation, as the General Partner, pursuant to authority granted to it in
Section 15.1(d) of the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P., dated as of March 25, 1994 (as amended, the "Partnership Agreement").

         WHEREAS, the General Partner has proposed this Amendment, and the holders of at least two-thirds of the Outstanding Common Units and the holders of at least two-thirds of the Outstanding Subordinated Units have approved this Amendment by a vote at a special meeting of holders of Units held on the date hereof;

         NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

         1. AMENDMENT RELATING TO CONVERSION OF SUBORDINATED UNITS. Section 5.7(c) of the Partnership Agreement is hereby amended to read as follows:

         "(c) At the end of the Subordination Period, the Outstanding Subordinated Units shall be converted as follows:

                  (i) the 2,000,000 Subordinated Units held by Koch Petroleum Group, L.P. (or its successors and assigns) shall be converted into 900,000 Common Units and an option (the "Option") to purchase 1,100,000 Common Units, such Option to be evidenced by, and having terms and conditions of exercise as shall be set forth in, an Option Agreement in the form of Annex I to this Amendment, which Option Agreement shall be executed by the General Partner on behalf of the Partnership immediately upon execution of this Amendment; and

                  (ii) the 7,000,000 Subordinated Units held by the General Partner (or its successors and assigns) shall be converted into 3,150,000 Common Units.

In connection with such conversion, the General Partner shall take whatever reasonable steps are required to provide economic uniformity to the Common Units, including the application of Sections 4.4(c) and 5.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Limited Partners holding Common Units or the Record Holders of any class of Units."

         2. AMENDMENT RELATING TO CONVERSION OF APIS. Section 5.8 of the Partnership Agreement is hereby amended by adding the following at the end thereof: "At the end of the Subordination Period, the $9,318,213 APIs outstanding as of September 1, 2001 shall be converted into 219,815 Common Units. In connection with such conversion, the General Partner shall take whatever reasonable steps are required to provide economic uniformity to the Common Units, including the application of Sections 4.4(c) and 5.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Limited Partners holding Common Units or the Record Holders of any class of Units."

         3. AMENDMENT RELATING TO SUBORDINATION PERIOD DEFINITION. The definition of Subordination Period in Article II of the Partnership Agreement is hereby amended to read as follows:

         "SUBORDINATION PERIOD" means the period commencing on the Closing Date and ending on __________, 2001, the date of execution of Amendment No. 8 to this Agreement.

         4. MISCELLANEOUS. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

                            [signature page follows]

         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                       GENERAL PARTNER:

                                            EOTT ENERGY CORP.



                                            By:
                                               --------------------------------
                                               Dana R. Gibbs
                                               President and Chief Operating
                                                 Officer

                                       LIMITED PARTNERS:

                                            All Limited Partners now and
                                            hereafter admitted as limited
                                            partners of the Partnership,
                                            pursuant to Powers of Attorney now
                                            and hereafter executed in favor of,
                                            and granted and delivered to, the
                                            General Partner.

                                            By:  EOTT Energy Corp.,
                                                 General Partner, as
                                                 attorney-in-fact for all
                                                 Limited Partners pursuant to
                                                 the Powers of Attorney granted
                                                 pursuant to Section 1.4.

                                              By:
                                                 ------------------------------
                                                 Dana R. Gibbs
                                                 President and Chief Operating
                                                   Officer

                                     ANNEX I

                                OPTION AGREEMENT

         This Option Agreement (this "Agreement") is made and entered into as of __________, 2001 (the Effective Date"), by and between EOTT Energy Partners, L.P., a Delaware limited partnership ("EOTT") and Koch Petroleum Group, L.P., a Delaware limited partnership ("Koch"). Any capitalized term used in this Agreement and not defined will have the meaning assigned to it in the Amended and Restated Agreement of Limited Partnership (as amended to date, the "Partnership Agreement") of EOTT.

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which EOTT acknowledges and confesses:

         1. The Option. This instrument evidences an option (the "Option") granted to Koch to purchase 1,100,000 Common Units (the "Option Common Units") from EOTT. The Option is issued pursuant to Amendment No. 8 to the Amended and Restated Agreement of Limited Partnership of EOTT Energy Partners, L.P.

         2. Option Exercise Price. The Option shall be exercisable, in whole or in part in increments of 100,000 shares, at any time and from time to time during the Option Term (as defined herein) by means of payment by Koch or its successor holder of the Option (the "Option Holder") of $21.10 in cash for each Common Unit issued upon exercise of the Option (the "Exercise Price"), payable to an account designated by EOTT by wire transfer in immediately available funds; provided that the failure or refusal of EOTT to designate an account shall not preclude Koch from exercising the Option, in whole or in part.

         3. Option Term. The right to exercise the Option shall commence on the date hereof, and such right to exercise shall continue until 11:59 p.m. on the first anniversary of the date hereof. The period during which the Option is exercisable is referred to herein as the "Option Term."

         4. Option Exercise. The Option may be exercised, in whole or in part in increments of 100,000 shares, at any time by giving written notice to EOTT during the Option Term, which notice shall:

         (a) specify that the Option Holder has exercised the Option;

         (b) specify the number of Common Units with respect to which the Option has been exercised (the "Option Shares");

         (c) set forth the binding agreement of the Option Holder to pay, on the third business day following the date of the notice (the "Option Closing Date"), the Exercise Price with respect to each Common Unit for which the Option has been exercised; and

         (d) at the closing of a purchase and sale pursuant to the Option to be held on the Option Closing Date (an "Option Closing"), EOTT shall deliver to Koch a certificate or certificates representing the Option Shares to be purchased at the Option Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

         5. Adjustments.

         (a) In the event EOTT (i) pays a dividend to holders of Common Units in Common Units or makes a distribution to holders of Common Units in Common Units;
(ii) subdivides its outstanding Common Units into a larger number of Common Units; (iii) combines its outstanding Common Units into a smaller number of Common Units; or (iv) issues by reclassification of its Common Units other securities of EOTT, the number and class of securities purchasable upon exercise of the Option immediately prior thereto shall be adjusted so that the Option Holder shall be entitled to receive the number and class of securities of EOTT which it would have owned or have been entitled to receive after the happening of any of the events described above, had such Option been exercised immediately prior to the happening of such event or any record date with respect thereto (whichever is earlier) regardless of whether such Option is exercisable at the time of the happening of such event, at the time of any record date with respect thereto or at some subsequent time.

         (b) In the event that EOTT enters into an agreement (i) to consolidate with or merge into any corporation, partnership, limited liability company or other business entity (each, a "Person"), and EOTT shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person to merge into or consolidate with EOTT and EOTT shall be the continuing or surviving entity, but in connection with such merger or consolidation, the Common Units outstanding immediately prior to the consummation of such merger or consolidation shall be changed into or exchanged for stock or other securities of EOTT or any other Person or cash or any other property, or the Common Units outstanding immediately prior to the consummation of such merger or consolidation shall, after such merger or consolidation, represent less than 50% of the outstanding voting securities of the merged or consolidated entity, or
(iii) to sell or otherwise transfer all or substantially all of its assets to any Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities, cash or property that Koch would have received in respect of Common Units if the Option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date therefore, as applicable, regardless of whether the Option is exercisable at the time of the happening of such event, or at the time of the record date thereof or at some subsequent time.

         (c) Whenever the number of Common Units purchasable upon the exercise of the Option is adjusted, as provided in Sections 5(a) or 5(b) above, the Exercise Price payable shall be adjusted by multiplying such Exercise Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Common Units purchasable upon the exercise of the Option immediately prior to adjustment, and of which the denominator shall be the number of Common Units purchasable immediately after the adjustment.

         6. Notice of Adjustment. When the number or class of securities purchasable upon the exercise of the Option or the Exercise Price is adjusted, as herein provided, EOTT shall promptly mail by first class, postage prepaid, to the Option Holder notice of such adjustment or adjustments setting forth the number or class of securities purchasable upon the exercise of the Option and the Exercise Price of such Option after such adjustment and setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

         7. Privilege of Common Unit Ownership. The Option Holder shall not have any of the rights of a Common Unit holder, including, without limitation, the right to vote or to receive dividends or to consent or to receive notice as a Common Unit holder in respect of any meeting of the Common Unit holders on any matter until it shall have exercised the Option for such Option Common Units and paid the Exercise Price. The Option Holder's right to vote the Option Common Units received upon exercise of the Option shall be subject to such limitations, if any, as may be imposed by Delaware law and the Partnership Agreement.

         8. Covenants of EOTT. EOTT covenants (a) to maintain, free from preemptive rights, sufficient authorized but unissued Common Units so that the Option may be fully exercised without additional authorization of Common Units after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase Common Units; (b) not to seek to avoid the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by EOTT and not to take any action which would cause any of its representations or warranties not to be true; and (c) not to engage in any action or omit to take any action which would have the effect of preventing or disabling EOTT from delivering the Option Shares to Koch upon exercise of the Option or otherwise performing its obligations under this Agreement.

         9. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of the successors and assigns of Koch and shall be binding upon the successors and assigns of EOTT.

         10. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called "Notice") shall be in writing and delivered personally and mailed, postage prepaid, or by telegram or telecopier.

         If to EOTT:

                  EOTT Energy Corp.
                  2000 West Sam Houston Parkway South
                  Suite 400
                  Houston, Texas  77042
                  Attention:  Vice President and General Counsel
                  Telecopier No.:  713/402-2806

         If to the Option Holder:

                  Koch Petroleum Group, L.P.
                  4111 East 37th Street North
                  Wichita, Kansas 67220
                  Attention:  President

                  With a courtesy copy to the same address, Attn:  Legal
                     Department
                  Telecopier No.:  316/828-6097

Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. EOTT or the Option Holder may change the address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

         12. Captions. The captions of the sections and subsections of this Agreement have been inserted for convenience and shall have no substantive effect.

                            [signature page follows]

         IN WITNESS WHEREOF, the undersigned has executed this Option Agreement as of the Effective Date.



                                      EOTT ENERGY PARTNERS, L.P.

                                      By:      EOTT Energy Corp., as general
                                               partner


                                      By:
                                               ---------------------------------
                                      Name:
                                               ---------------------------------
                                      Title:
                                               ---------------------------------


                                       KOCH PETROLEUM GROUP, L.P.

                                       By:     __________________, its general
                                               partner

                                       By:     ---------------------------------
                                       Name:
                                               ---------------------------------
                                       Title:
                                               ---------------------------------

                                                                      APPENDIX B



                                 August 29, 2001



Audit Committee
EOTT Energy Corp.
As General Partner of
EOTT Energy Partners, L.P.
2000 W. Sam Houston Parkway South
Suite 400
Houston, TX  77042

Gentlemen:

         You, the Audit Committee of the Board of Directors of EOTT Energy Corp. (the "General Partner") engaged GulfStar Group II, Ltd. ("GulfStar") to render an opinion (the "Fairness Opinion"), that the proposed Transactions, defined below, are fair from a financial point of view, to the Common Unitholders (the "Public Common Unitholders") of EOTT Energy Partners, L.P. ("EOTT") other than Enron Corp. ("Enron"), and to EOTT, pursuant to a Recapitalization Agreement ("Recapitalization Agreement") to be entered into by and among EOTT, the General Partner, Enron, and Koch Petroleum Group, L.P. ("Koch"), calling for the conversion of all Subordinated Units and all Additional Partnership Interests ("APIs") into Common Units (collectively referred to herein as the "Transactions").

         As more fully described in the Recapitalization Agreement, the Transactions include:

         o Koch, as the owner of 2,000,000 Subordinated Units, will convert its Subordinated Units into 900,000 newly issued Common Units;

         o The General Partner, as the owner of 7,000,000 Subordinated Units, will convert its Subordinated Units into 3,150,000 newly issued Common Units;

         o Enron, as the owner of APIs in the amount of $9,318,213, will convert its interest into 219,815 newly issued Common Units; and

         o Enron will also grant to EOTT an option to purchase 1,100,000 Common Units at $21.10 per Unit, and EOTT in turn will grant to Koch an option to purchase 1,100,000 Common Units at $21.10 per Unit.

         The closing of the Transactions will require an amendment to the Partnership Agreement. The closing is also contingent upon approval of two-thirds of the outstanding Common Units.

         In rendering its Fairness Opinion, GulfStar has assumed that the Transactions will be completed on the terms contained in the Recapitalization Agreement, without waiver of any material term or condition, and GulfStar has also assumed that the final form of these documents would be substantially similar to the last draft or version reviewed by GulfStar. GulfStar's opinion is based upon the Transactions when taken as a whole and the opinion expressed herein does not pertain to the fairness of any specific element of the Transactions.

         In connection with the opinion, GulfStar's activities included, among other things:

         o  A review of the Recapitalization Agreement;

         o A review of the proposed form of Amendment to the Partnership Agreement;

         o A review of the Partnership Agreement, all previous Amendments to the Partnership Agreement, and the Ancillary Agreement between Enron and EOTT;

Audit Committee
EOTT Energy Corp.
As General Partner of
EOTT Energy Partners, L.P.
August 29, 2001
Page 2 of 3



         o A review of certain publicly available historical audited financial statements and certain unaudited interim financial statements of EOTT;

         o A review of certain financial analyses and forecasts of EOTT prepared by and reviewed with management of EOTT and the views of management of EOTT regarding EOTT's past and current business, operating results, financial condition and future prospects, including the impact of the Transactions, as well as information relating to the midstream/downstream oil and gas industry and the potential strategic, financial and operational benefits anticipated from the Transactions;

         o A review of certain financial analyses and forecasts of EOTT prepared by and reviewed with management of EOTT and the views of management of EOTT regarding the recent acquisition of certain hydrocarbon processing assets, storage assets, and transportation assets, along with the related revenue agreements associated with those assets;

         o  A review of the pro forma impact of the Transactions on EOTT;

         o A review of the publicly reported historical price and trading activity for the Common Units, including a comparison of certain financial and stock market information for EOTT with similar publicly available information for certain other partnerships with publicly traded securities;

         o A review of the current market environment generally, and the environment for trading and transportation of crude oil and related products, and hydrocarbon processing and storage;

         o A review of information relating to the financial terms of certain transactions, including selected transactions involving the Subordinated Units and APIs;

         o Conversations with Lehman Brothers, EOTT's financial advisor in connection with the Transactions, regarding the nature of the terms of the Transactions; and

         o A review of such other information, financial studies, analyses and investigations, and financial, economic and market criteria that GulfStar considered relevant.

         GulfStar, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in mergers, acquisitions and recapitalizations; private placements of capital; and valuations for estate, corporate and other purposes. GulfStar is familiar with EOTT through previous fairness opinions and transactions rendered at the request of the Audit Committee. GulfStar is not aware of any relationship between GulfStar and EOTT, EOTT's affiliates or EOTT's unitholders, or between GulfStar and Koch, Koch's affiliates or Koch's unitholders, or between GulfStar and Enron, Enron's affiliates or Enron's unitholders, which, in its opinion, would affect its ability to render a fair and independent opinion in this matter.

         In rendering our opinion, GulfStar has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with GulfStar for the purposes of the opinion. With respect to financial projections and other information provided to or otherwise discussed with GulfStar, GulfStar assumed and was advised by the management of EOTT that such projections and other information were reasonably prepared on a basis that reflects their best currently available estimates and judgments. GulfStar reviewed projections for EOTT to perform certain of its analyses. GulfStar used a set of projections based on EOTT management's base case operating projections for 2001 to 2006. GulfStar, in conjunction with management, also performed certain sensitivity analyses to determine the relationship between EOTT's profitability and certain financial indicators. The Audit Committee did not engage GulfStar to, and therefore GulfStar did not, verify the accuracy or completeness of any information. GulfStar has relied upon the

Audit Committee
EOTT Energy Corp.
As General Partner of
EOTT Energy Partners, L.P.
August 29, 2001
Page 3 of 3


assurances of the management of EOTT that they are not aware of any facts that would make such information inaccurate or misleading. GulfStar did not conduct a physical inspection of the properties or facilities of the Partnership nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or assets and liabilities.

         The opinion expressed herein assesses only the fairness of the Transactions and not the fairness or appropriateness of the financing contemplated by the Partnership to permanently finance the recent $117 million acquisition of certain hydrocarbon processing and storage assets from Enron. Additionally, GulfStar has not reviewed the legal matters associated with the Transactions and has relied upon EOTT obtaining the advice of legal counsel as to all such matters.

         Our opinion is based upon circumstances existing at the date hereof, including general economic and monetary market conditions. Events occurring after the date hereof, including, but not limited to, changes affecting the United States economy, the United States oil and gas industry, or material changes in the assets or liabilities of the Partnership, could materially affect the assumptions used in preparing this opinion.

         Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Common Unitholders other than Enron, and to EOTT, of the Transactions and does not constitute tax advice, or a recommendation to any Common Unitholder as to how such unitholder should vote with respect to the proposed amendment to the partnership agreement.

         The foregoing opinion may be referred to in a proxy statement, but is not to be used, circulated, quoted or otherwise referred to for any other purpose, except in accordance with our prior written consent.

         Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and such other matters that we consider relevant, we are of the opinion that as of the date hereof the Transactions are fair, when taken as a whole, from a financial point of view, to the Common Unitholders other than Enron, and to EOTT.

                                          Sincerely,



                                          GulfStar Group II, L.P.

                                                                      APPENDIX C


         "SUBORDINATION PERIOD" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

                  (a) the date on which our general partner is removed as a general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist; and

                  (b) the first day of any calendar quarter commencing on or after April 1, 1997, provided that all three of the following tests have been satisfied:

                           (i) the Partnership has, with respect to each of the
                  four most recently completed calendar quarters, distributed an amount equal to or greater than the Minimum Quarterly Distribution for each Common Unit and Subordinated Unit Outstanding as of the Record Date for such quarter;

                           (ii) during (x) the four most recently completed
                  calendar quarters in the aggregate and (y) each of the two most recently completed calendar quarters, the amount of the Available Cash constituting Cash from Operations for such period (excluding any such Available Cash that is attributable to net increases in borrowings or net decreases in reserves during such period) has been equal to or greater than 110% of the amount that would have been sufficient to distribute the Minimum Quarterly Distribution for each such period on all Units that were, as of the Record Date for each such quarter, outstanding on a fully-diluted basis (i.e., including all Outstanding Common Units, all Outstanding Subordinated Units, all Units issuable upon exercise of employee options and all Units that have, as of the date of determination, been earned by but not yet issued to management of the Partnership in respect of incentive compensation); and

                           (iii) as of the date of determination, the
                  Partnership has fully repaid any indebtedness for borrowed money incurred by it since the Closing Date (excluding any such indebtedness incurred by the Partnership in connection with an Acquisition, if any, and indebtedness incurred to support working capital growth).

                           EOTT ENERGY PARTNERS, L.P.

 THIS PROXY IS SOLICITED ON BEHALF OF EOTT ENERGY PARTNERS, L.P. BY EOTT ENERGY
                           CORP., OUR GENERAL PARTNER


         The undersigned hereby: (i) acknowledges receipt of the Notice of Special Meeting of Unitholders of EOTT Energy Partners, L.P., to be held at 10:00 a.m., local time, on ___________, 2001 at _______________________________,
Houston, Texas; (ii) acknowledges receipt of our proxy statement in connection therewith, dated September ___, 2001; (iii) appoints Dana R. Gibbs and Lawrence Clayton, Jr., or either of them, as the Proxy of the undersigned; and (iv) authorizes the Proxy to represent and vote, as designated on the reverse side hereof, all the common units of the partnership that the undersigned would be entitled to vote if personally present at the special meeting.



         The undersigned hereby revokes any proxy to vote any common units held by the undersigned previously given to the extent such proxy permits the holder thereof to vote on the matter covered by this Proxy. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER. IF YOU SIGN, DATE AND MAIL THIS PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, THIS PROXY WILL BE TREATED AS A VOTE FOR THE PROPOSED AMENDMENT DESCRIBED ON THE REVERSE SIDE OF THIS PROXY CARD. IF YOU FAIL TO RETURN THIS PROXY, OR IF YOU RETURN THIS PROXY UNSIGNED, THEN THIS PROXY WILL BE TREATED AS A VOTE AGAINST THE PROPOSAL.


         You may revoke this proxy at any time before it is voted by either (i) notifying the corporate secretary, in writing, of your intent to revoke this proxy, (ii) attending the special meeting and voting in person or (iii) delivering to the corporate secretary a later-dated proxy.

                (Continued and to be signed on the reverse side.)


            If you need assistance in voting your shares, please call
         D.F. King & Co., Inc. at ________________ (for U.S. residents)
              or collect at ______________ (for non-U.S. residents)


                                SEE REVERSE SIDE

   THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE "FOR" THE
                                    PROPOSAL


         1. Approval of an amendment to the partnership agreement, in the form attached as Appendix A to the accompanying proxy statement, to provide, among other things, for the conversion of each outstanding subordinated unit into 0.45 common units, the conversion of $9.3 million in APIs outstanding into 219,815 common units and the termination of the subordination period.


                  FOR [ ]          AGAINST [ ]         ABSTAIN [ ]



                                               Dated:                 , 2001
         ------------------------------------          ---------------
         Signature(s) of Unitholder(s)

         Executors, administrators, guardians, trustees, attorneys, and officers signing for corporations or other organizations should give full title. If a partnership or jointly owned, each owner should sign.

           PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE
                        ACCOMPANYING POSTPAID ENVELOPE.